Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

RUTH’S CHRIS STEAK HOUSE, INC.

THOMAS J. MORAN, Jr.,

individually

AND

PRIME STEAK – CHICAGO, INC.,

a Louisiana Corporation;

PRIME STEAK – TROY, L.L.C.,

a Louisiana Limited Liability Company;

PRIME STEAK – JACKSONVILLE, L.L.C.,

a Louisiana Limited Liability Company;

PRIME STEAK – NORTHBROOK, L.L.C.,

a Louisiana Limited Liability Company;

PRIME STEAK – PONTE VEDRA, L.L.C.,

a Louisiana Limited Liability Company;

PRIME STEAK – DETROIT, INC.,

a Louisiana Corporation;

T.J. MORAN AND ASSOCIATES, INC.,

a Louisiana Corporation;

PRIME STEAK – MEMPHIS, INC.,

a Tennessee Corporation

and

BEKMET, INC.,

a Tennessee Corporation

AND

CAPITAL CITY RESTAURANTS, INC.,

a Louisiana Corporation,

as Intervenor

i

5.2	Requisite Power and Authority	18
5.3	Absence of Breach	18
5.4	Brokers Fees and Expenses	18
5.5	Inspection	19

ARTICLE VI COVENANTS		19
6.1	Preservation of Business and Relationships; Insurance	19
6.2	Prohibited Transactions	19
6.3	Purchaser’s Access to Premises, Employees and Information; Confidentiality	20
6.4	Consents	20
6.5	No Negotiations	20
6.6	Notification of Certain Matters	21
6.7	Confidential Information	21
6.8	Noncompetition	22
6.9	Purchaser Guarantee	23
6.10	Baton Rouge Franchise Rights/Purchase Option	23
6.11	Real Estate Matters	23
6.12	Environmental Matters	24
6.13	Inventory Assessment	25
6.14	Real Property Lease Notices	25
6.15	Further Assurances	25

ARTICLE VII CONDITIONS TO PURCHASER’S OBLIGATIONS		25
7.1	Representations and Warranties True at Closing	25
7.2	Obligations Performed	25
7.3	Authorizations, Consents, Licenses, Permits and Approvals	25
7.4	Closing Documents	26
7.5	Intentionally Omitted	26
7.6	Seller’s Deliveries	26
7.7	Intentionally Omitted	27
7.8	No Challenge	27
7.9	No Material Adverse Effect	27
7.10	Minimum Inventory and Working Cash Level	27
7.11	Failure to Obtain Lessor’s Consent	27
7.12	Due Diligence Matters	27
7.13	Real Estate Matters	27
7.14	Assignments	28
7.15	Staged Closing	28

ARTICLE VIII CONDITIONS TO EACH SELLER’S OBLIGATIONS		28
8.1	Representations and Warranties True at Closing	28
8.2	Obligations Performed	28
8.3	Purchaser’s Deliveries	28
8.4	No Challenge	28
8.5	Shareholder/Member Approval	29
8.6	No Material Adverse Effect	29

ARTICLE IX THE CLOSING		29
9.1	Time and Place	29
9.2	Closing Deliveries	29
9.3	Payment of Purchase Price	30

9.4	Transfer of Title	30
9.5	Intentionally Omitted	30
9.6	Power of Attorney	30
9.7	Closing Costs	31
9.8	Employee Matters	31
9.9	Termination of the Franchise Agreements	32
9.10	Bulk Sales Laws	32
9.11	Risk of Loss	32
9.12	Insurance Prepayments	32
9.13	Gift Certificates	32
9.14	Working Cash	33
9.15	Deposits, Pre-paid Expenses, Etc.	33
9.16	Staged Closing	33

ARTICLE X TERMINATION AND SPECIFIC PERFORMANCE		33
10.1	Termination	33
10.2	Effects of Termination	34
10.3	Specific Performance	34

ARTICLE XI INDEMNIFICATION		35
11.1	Indemnification by Seller	35
11.2	Personal Guaranty of Moran	35
11.3	Indemnification by Purchaser	35
11.4	Escrow	35
11.5	Notice and Defense of Third Party Claims	36
11.6	Survival	36

ARTICLE XII ADDITIONAL ESCROW AGREEMENTS AND STOCK SALE OPTION		37
12.1	Additional Escrow Agreements	37
12.2	Closing of Escrowed Location	37
12.3	Purchase Price	38
12.4	Release From Escrow	38
12.5	Stock Sale	38

ARTICLE XIII MISCELLANEOUS PROVISIONS		38
13.1	Severability and Operation of Law	38
13.2	Modification	39
13.3	Extension; Waiver	39
13.4	References	39
13.5	Headings	39
13.6	Governing Law; Jurisdiction; Service of Process	39
13.7	Public Announcements	40
13.8	Mutual Participation	40
13.9	Assignment, Survival and Binding Agreement	40
13.10	Counterparts	40
13.11	Notices	40
13.12	Attorneys’ Fees	41
13.13	Entire Agreement, No Third Party and Beneficiaries	41
13.14	Post-Closing Obligations	41
13.15	Signatures	42

Exhibits

Exhibit “A”	List of Sellers

Exhibit “A-1”	Level of Inventory

Exhibit “B”	Form of Estoppel Certificate and Consent to Assignment

Exhibit “C”	Form of Bill of Sale

Exhibit “D”	Form of Assignment of Lease

Exhibit “E”	Form of Confidentiality and Non Competition Agreement and Form of Confidentiality and Non Competition Agreement (Louisiana)

Exhibit “F”	Form of Guaranty

Exhibit “G”	Form of Consent Agreement

Schedules

Schedule 2.1(a)-1	Real Estate Leases
Schedule 2.1(a)-2	Potential Leases on Immovable (Real) Property
Schedule 2.1(a)-3	List of Franchise Agreements and Settlement Agreement from Illinois Litigation
Schedule 2.1(b)	Leasehold Improvements
Schedule 2.1(c)	Easements
Schedule 2.1(d)	Equipment in Restaurants
Schedule 2.1(e)	Equipment Leases
Schedule 2.1(g)	Trade Names
Schedule 2.1(h)	Assigned Contracts
Schedule 2.1(i)	Licenses, Permits, etc.
Schedule 2.2(e)	List of Personal Memorabilia Items
Schedule 2.3	Liens
Schedule 2.4(a)	Assumed Liabilities
Schedule 3.3	Purchase Price Allocation
Schedule 4.2	Good Standing Certificates
Schedule 4.5	List of Agreements to Sell, License, Assigned Assets
Schedule 4.8(a)	Material Contracts
Schedule 4.8(b)	Material Contracts where Moran or any Affiliate of Moran has an Interest
Schedule 4.11	Parking Plan
Schedule 4.18	Tax Disputes
Schedule 4.22	Litigation (Pending/Threatened)
Schedule 4.23(b)	Employee List
Schedule 4.24-1	Employee Benefit Plans
Schedule 4.24-2	List of Employees having a “Qualifying Event under COBRA”
Schedule 4.24-3	Participants in Health Plan
Schedule 5.1	List of States where Purchaser is Doing Business/in Good Standing
Schedule 6.10(b)	Option Property Description
Schedule 7.14	Assignments
Schedule 9.2(k)	Real Property Lease Amendments/Modifications
Schedule 12.1	Location Escrow Agreement Allocations
Schedule 13.11	Sellers’ Notice Addresses

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) made this 24th day of April, 2006, by and among Ruth’s Chris Steak House, Inc. (“RCSH”), a Delaware corporation, and, if applicable, one or more affiliates to whom it may assign its purchase rights before closing including, without limitation, RCSH Operations, L.L.C., a Louisiana limited liability company (“RCSH LLC”) and RCSH Operations, Inc., a California corporation (“RCSH Inc.”) (collectively, RCSH, its assignees, RCSH LLC and RCSH Inc. being referred to hereinafter as the “Purchaser”); THOMAS J. MORAN, Jr., individually and as the sole equity owner in each corporate Seller and as the 99% membership owner in each limited liability company Seller (“Moran” and as a “Seller”); and the following entities (each also a “Seller” and collectively with Moran the “Sellers”): PRIME STEAK – CHICAGO, INC., a Louisiana Corporation; PRIME STEAK – TROY, L.L.C., a Louisiana Limited Liability Company; PRIME STEAK – JACKSONVILLE, L.L.C., a Louisiana Limited Liability Company; PRIME STEAK – NORTHBROOK, L.L.C., a Louisiana Limited Liability Company; PRIME STEAK – PONTE VEDRA, L.L.C., a Louisiana Limited Liability Company; PRIME STEAK – DETROIT, INC., a Louisiana Corporation; T.J. MORAN AND ASSOCIATES, INC., a Louisiana Corporation; PRIME STEAK – MEMPHIS, INC., a Tennessee Corporation and BEKMET, INC., a Tennessee Corporation. Also appearing herein, as Intervenor, is CAPITAL CITY RESTAURANTS, INC., a Louisiana Corporation.

W I T N E S S E T H:

WHEREAS, Moran and some or all of the Sellers listed on Exhibit “A” have previously acquired franchise rights relating to the ownership, operation and development of one or more Ruth’s Chris Steak House franchise restaurants in Florida, Illinois, Michigan and Tennessee (the foregoing right of each Seller being referred to hereinafter as “such Seller’s Franchise Rights” or “its Franchise Rights”) (a) pursuant to the documents set forth on Schedule 2.1(a)-3 beside its name as amended, supplemented or otherwise modified from time to time and (b) pursuant to any other agreements, side letters or settlements or other grants of such franchise rights however evidenced (with respect to each Seller, “such Seller’s Franchise Agreement” or “its Franchise Agreement” and with respect to all Sellers, collectively, the “Franchise Agreements”);

WHEREAS, each Seller (other than Moran, who owns a 100% interest in each of the corporate Sellers and a 99% membership interest in each of the limited liability company Sellers and T.J. Moran and Associates, Inc., which owns a 1% interest in each of the limited liability company Sellers) currently owns and operates a Ruth’s Chris Steak House franchised restaurant pursuant to such Seller’s Franchise Agreement or may have a contingent right to own and operate a Ruth’s Chris Steak House franchised restaurant (with respect to each Seller, “such Seller’s Business” or “its Business” and with respect to all Sellers, collectively, the “Business”) in the location specified beside its name on Schedule 2.1(a)-3;

WHEREAS, each Seller desires to sell to Purchaser and Purchaser desires to purchase from each Seller such Seller’s Assets (as hereinafter defined);

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement the following terms shall have the following meanings:

“Affiliate” means, when used with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Closing” means the consummation of the transactions contemplated by this Agreement on the terms and conditions set forth herein whether on or before the Initial Closing Date or during the Escrow Period.

“Closing Date” means with respect to each Seller’s Assets (as defined in Section 2.1) the date on which the parties agree that the Closing will occur, but in no event later than the close of business on or before the date that is 60 days following the date of this Agreement unless (a) such date is extended in writing by the mutual agreement of the parties or (b) if the lessor of any Seller has failed to execute either the estoppel certificate or has not otherwise consented to the Assignment of Leases in the form attached hereto or in such other form as is reasonably acceptable to the Purchaser within such 60 day period then the period for Closing shall automatically be extended to the close of business on the date that is 120 days following the date of this Agreement. In the event of an Escrowed Closing pursuant to Section 12.1 hereof, then (i) the “Closing Date” for the sale of each Escrowed Location shall be extended in accordance therewith and shall mean the date the Closing conditions set out in Section 12.2 are satisfied with respect thereto and (ii) the term “Closing Date” as used in this Agreement shall mean, collectively, the Initial Closing Date and the Closing Date for each Escrowed Location. “Closing Documents” has the meaning provided in Section 9.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Escrowed Closing” means the closing of certain of the Assets, the Escrow Documents and an allocated portion of the Purchase Price in escrow pursuant to the terms of Section 12.1 hereof.

“Escrow Documents” means any of the Closing Documents or other agreements executed on the Initial Closing Date and relating specifically to an Escrowed Location.

“Escrowed Location” shall mean any of the restaurant locations and related assets constituting part of the Assets that become subject to the Escrowed Closing.

“Escrow Period” shall mean the period commencing on the day immediately following the Initial Closing Date and ending on the 150th day from the date of this Agreement.

“Employee Benefit Plan” means that term as defined by Section 3(3) of the ERISA, or any other bonus, profit sharing, pension, retirement compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, severance, or other plan, agreement, policy, trust fund or arrangement for the benefit of current or former directors or employees of any Seller and any of Seller’s current or former Affiliates or ERISA Affiliates or any other persons currently or formerly performing services for any Seller and any of Seller’s current or former Affiliates or ERISA Affiliates, and/or beneficiaries of any such persons.

“Environmental Law” means any and all applicable laws, rules, regulations, codes, ordinances and agreements issued, promulgated or entered into by any Governmental Authority relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person that, together with any Seller, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Seller is or has been a general partner.

“Final Closing Date” means the date the last Escrowed Location, the related Escrowed Documents and the allocated portion of the Purchase Price are released from escrow.

“Franchise Rights” means any and all rights relating to the ownership, operation and development of one or more Ruth’s Chris Steak House franchise restaurants pursuant to the Franchise Agreements.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, and other pollutants of any nature, including without limitation those relating to grease traps and hood vent and smoke emissions from any stove, oven, boiler or other cooking device, regulated pursuant to any Environmental Law.

“Initial Closing Date” means the Closing Date occurring within 120 days after the date of this Agreement.

“Knowledge” or similar terms used in this Agreement with respect to a Seller means: the extent of the knowledge, as of the Closing Date, of (i) Thomas J. Moran, Jr., (ii) Stan Harris or (iii) any individual who is serving or has at any time since January 1, 2004, served as the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer, the chief legal officer, general counsel, regional manager and with respect to Section 4.6 and 4.7 hereof, the general manager of a corporate or limited liability company Seller. For purposes of this definition, an individual shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if (x) such individual is or at any time was actually aware of such fact, circumstance or other matter, or (y) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact, circumstance or other matter within the scope and performance of the relevant individual’s duties.

“Leased Premises” means, with respect to each Seller, the land and improvements leased or subleased by such Seller pursuant to the Real Property Leases (as hereinafter defined) executed by such Seller for the purpose of operating and conducting its Business.

“Liens” means any lien, mortgage, pledge, negative pledge, assessment, security interest, lease, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or any option, right of first refusal or similar preferential right of acquisition or other agreement to grant any of the foregoing.

“Material Adverse Effect” means on or before the Initial Closing Date any change in or effect on the Business or Assets of the Sellers that individually or together with any other change or effect has an adverse impact upon the Business, Assets, operations, properties (excluding intangible properties), condition (financial or otherwise), liabilities, prospects or regulatory status of the Sellers in excess of $370,000 in the aggregate.

“Person” means any natural person, corporation, partnership, joint venture, trust, incorporated or unincorporated association, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. §2101 et. seq.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Purchased Assets. Subject to and upon the terms and conditions set forth herein (including, without limitation Section 12.1 hereof), at the Closing each Seller shall convey, sell, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept all of such Seller’s right, title and interest in and to all of such Seller’s tangible and intangible assets used, held for use or in any way relating to its Business other than the Excluded Assets (as hereinafter defined) (each Seller’s assets being collectively referred to hereinafter as “such Seller’s Assets” or “its Assets”, and all of the Sellers’ assets being collectively referred to hereinafter as the “Assets”), including without limitation:

(a) The rights and benefits accruing to such Seller as lessee under any immovable (real) property lease and/or sublease relating to such Seller’s Business, each of which is listed on Schedule 2.1(a)-1, together with any leases which may be executed on the immovable (real) property listed on Schedule 2.1(a)-2 (each a “Real Property Lease” and collectively the “Real Property Leases”) and all options or rights to purchase or otherwise acquire the immovable (real) property that is, or may hereafter become, subject to the Real Property Leases or that is, or may hereafter become, contiguous to such immovable (real) property;

(b) All leasehold improvements, fixtures, constructions, component parts and other immovable (real) property owned by such Seller and located on the Leased Premises, including without limitation those items listed on Schedule 2.1(b) (collectively, the “Leasehold Improvements”) and all architectural plans and mechanical drawings related to the Leasehold Improvements;

(c) All easements, servitudes, privileges, rights-of-way and other real rights of such Seller pertaining to or accruing to the benefit of the Leased Premises, including without limitation those items listed on Schedule 2.1(c) (collectively, the Easements”);

(d) All machinery (including without limitation all computer hardware used in connection with the operation and maintenance of its Business), kitchen and other appliances, equipment, furniture, vehicles, smallwares, utensils, glassware, table cloths, spare parts, tools, supplies, and other corporeal (tangible), movable (personal) property located on the Leased Premises or otherwise relating to such Seller’s Business, including without limitation those items listed and described on Schedule 2.1(d) (collectively, the “Equipment”);

(e) The rights and benefits accruing to such Seller as lessee under any leases and/or subleases for equipment, machinery, appliances or other corporeal (tangible), movable

(personal) property used in the operation of its Business (each an “Equipment Lease” and collectively the “Equipment Leases”), each of which is listed on Schedule 2.1(e);

(f) All of such Seller’s inventory, including without limitation all perishable and non-perishable meats, fish, poultry, vegetables, and other foodstuffs, beverages, including without limitation all liquor, beer and wine (to the extent the transfer of liquor, beer and wine is not prohibited by applicable law), paper goods, condiments and other items held for sale or consumption in connection with such Seller’s Business (the “Inventory”);

(g) Such Seller’s Business as a going concern, its Franchise Rights, all of the rights and benefits (but not its obligations or liabilities) under its Franchise Agreements, all intellectual property of such Seller, including without limitation, all trademarks, service marks, rights to computer software, trade secrets (including, without limitation, recipes) and trade names (whether acquired from Purchaser, an Affiliated franchisor or otherwise), (including without limitation all of the Seller’s right to do or develop business as a Ruth’s Chris Steak House restaurant), including without limitation the trade names listed on Schedule 2.1(g), goodwill and other intangible assets (collectively, “Intellectual Property”) but expressly excluding the “Ruth’s Chris Steak House” franchise for the Baton Rouge, LA location and the other restaurant interests of Moran in “Ninfa’s Mexican Restaurant”, “T.J. Ribs”, “Ruffino’s” and “Montana’s Rib and Chop House”;

(h) All claims and rights of such Seller under all agreements, contracts, software license agreements, purchase and sale orders and other executory contracts and commitments of such Seller arising from or relating to its Business, including without limitation and those listed on Schedule 2.1(h) (each an “Assigned Contract” and collectively the “Assigned Contracts”) and all accrued or prepaid advertising rights;

(i) All licenses, permits, consents, use agreements, approvals, authorizations and certificates of any Governmental Authority to the extent they relate to such Seller’s Business (collectively, the “Licenses”), in each case to the extent transferable by the Seller, including without limitation those listed on Schedule 2.1(i);

(j) All files, operating manuals and correspondence pertaining to the Equipment; all customer and potential customer lists; mailing lists; all files pertaining to current and potential vendors and suppliers; all price lists; all advertising materials; and copies, certified by an officer of such Seller, of all other financial records, business books, records, ledgers, files, documents, business plans, budgets, financial statements, correspondence, creative materials, advertising and promotional materials, corporate policy documents, menus, training manuals, recipes, recipe manuals, and/or any other corporate manuals relating to its Business (collectively, the “Books and Records”);

(k) All of such Seller’s right, title and interest in and any right to lease the property identified on Schedule 2.1(a)-2;

(l) All of such Seller’s right, title and interest in and to its telephone numbers and the directory advertising for such telephone numbers, to the extent assignable;

(m) Except as provided in Section 2.2(c), all claims, security and other deposits, prepayments, prepaid expenses, refunds, causes of action, choses in action, rights of recovery, warranty rights, rights of set off, and rights of recoupment of such Seller (including any such item relating to the payment of taxes other than income taxes) and all federal, state and local franchise and property tax credits (“Claims”); and

(n) Each Seller’s normal operating level of cash contained in such Seller’s working cash banks, which shall be not less than $1,000 per restaurant (the “Working Cash”).

2.2 Excluded Assets. Notwithstanding anything in Section 2.1 hereof to the contrary, the term “Assets” shall exclude the following (“Excluded Assets”):

(a) The corporate minute books and stock ledgers of each Seller;

(b) All assets related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan; medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan; employee stock ownership, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan; severance plan; or other similar plan relating to each Seller or its employees;

(c) All claims and rights of each Seller under all accounts receivable and credit card company payments relating to such Seller’s Business prior to Closing and all deposits and security in respect of any Real Property Leases;

(d) Except for Working Cash, any other cash on hand, cash in each Seller’s bank accounts and escrow accounts and cash equivalents;

(e) Personal memorabilia owned by Moran on display in the various restaurants and as appearing on Schedule 2.2(e) other than any pictures or memorabilia directly depicting Ruth Fertel or directly related to Ruth Fertel or Purchaser;

(f) Sellers’ or Moran’s interests in “Ninfa’s Mexican Restaurant”, “T.J. Ribs”, “Ruffino’s” and “Montana’s Rib and Chop House” restaurants;

(g) That certain life insurance policy on the life of Thomas J. Moran, Jr., owned by Bekmet, Inc.; and

(h) The co-operative apartment in Chicago, Illinois at 1120 North Lakeshore Drive, Chicago, Illinois 60611.

2.3 No Liens. The Assets will be transferred and sold to Purchaser at Closing free and clear of all Liens except for those Liens disclosed on Schedule 2.3; provided that such Liens disclosed on Schedule 2.3 are terminated on or prior to the Closing Date.

2.4 Assumed Liabilities.

(a) Except as otherwise provided in this Agreement, subject to and in accordance with the terms and provisions of this Agreement, at the Closing, Purchaser will assume the payment and performance obligations of each Seller that accrue following the Closing Date for such Seller’s Assets under all contracts, customer orders, leases, licenses and purchase orders relating to such Seller’s Business and listed on Schedule 2.4(a) to this Agreement (collectively, the “Assumed Liabilities”). Purchaser shall not be liable for amounts outstanding under any contracts listed on Schedule 2.4(a) which (a) have accrued prior to the Closing Date for such Seller’s Assets or (b) relate to business other than Seller’s Business.

(b) Except for the Assumed Liabilities and Purchaser’s pro rata portion of any Shared Liabilities (as hereinafter defined), it is expressly understood and agreed that Purchaser will not be liable for any obligations, liabilities, contracts, debts, claims, costs, expenses, agreements or understandings of any kind or nature whatsoever arising from, attributable or related to any Seller or the operation of its Business or the ownership or use of such Seller’s Assets or any Leased Premises, including without limitation (i) any such liability arising from events or occurrences prior to the Closing of such Seller’s Assets, (ii) any such liability arising out of the employment, terms or conditions of employment, or termination of employment of any Person, or the failure to employ any Person, (iii) any such liability for any period of time for federal, state or local taxes, penalties or interest (including without limitation any property or sales tax liability, penalty or interest) and (iv) any such liability for expenses, debts or obligations incurred within or outside the ordinary course of business. Anything to the contrary contained herein notwithstanding, Purchaser shall neither assume nor have any obligations or liabilities whatsoever in respect of any environmental matter, any immigration matter or any employment matter including, without limitation, severance, the Worker Adjustment and Retraining Act, income tax withholding, payroll and/or unemployment tax, workers’ compensation, salary or consulting fees, pension, profit-sharing, accrued, earned or unused vacation or sick leave, health insurance or any other employee or employee benefit liabilities in respect of any employees, consultants or independent contractors or any Employee Benefit Plan, including, without limitation any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment, withdrawal liability, liability to the Pension Benefit Guaranty Corporation (the “PBGC”), liability under Section 412 of the Internal Revenue Code, as amended (the “Code”) or Section 102 (a)(2) of ERISA or other similar liability or expense of any Seller and Purchaser shall not become a party to any Employee Benefit Plan as a result of any of the transactions contemplated by this Agreement.

2.5 Shared Liabilities. The following liabilities and obligations relating to the Business and the Assets (the “Shared Liabilities”) shall be shared between Purchaser and each Seller as follows:

(a) Utility charges that relate to billing periods beginning before the Closing Date for such Seller’s Assets and ending after the Closing Date for such Seller’s Assets, shall be allocated on the basis of measured utility usage before and after such Closing Date (if meter or other measured service readings are made at such time) or otherwise on the basis of the proportional number of calendar days in the relevant billing period before and after such Closing Date;

(b) Rentals and other fees, charges and costs, including without limitation common area maintenance fees and administrative fees payable under the Real Property Leases and Equipment Leases that relate to lease periods beginning before and ending after the Closing

Date of such Seller’s Assets shall be allocated between the parties on the basis of the proportional number of calendar days in the relevant lease period before and after such Closing Date; and

(c) Ad valorem property, real estate and similar taxes shall be allocated on the basis of the proportional number of calendar days in the relevant tax year before and after the Closing Date of such Seller’s Assets. Such taxes shall be based on the 2005 assessment for the purpose of calculating the Purchase Price under Section 3.3(a), provided, that the Sellers shall indemnify Purchaser to the extent that Sellers’ actual pro rated 2006 assessed taxes are greater than the estimate.

2.6 Payment of Liabilities. If any party pays all or any portion of any liabilities for which another party is entirely or partially responsible hereunder (including without limitation any Shared Liabilities), the responsible party will promptly (but in no event later than 30 days after demand by the paying party) reimburse the paying party for its portion of that payment, provided that any demand for reimbursement shall be accompanied by appropriate evidence of payment thereof.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. As consideration for the Assets, the Business and the execution of the Noncompetition Agreements by Moran, Purchaser will pay on the Initial Closing Date an amount equal to THIRTY-SEVEN MILLION AND NO/100 DOLLARS ($37,000,000.00) as such amount may be adjusted pursuant to Section 3.2 (as adjusted, the “Purchase Price”), less any amount required to be escrowed under Section 12.1, to be distributed among and paid by wire transfer of same day funds to each respective Seller according to Schedule 12.1 attached hereto. Each Seller will provide Purchaser with a receipt for its portion of the Purchase Price in form and substance satisfactory to Purchaser.

3.2 Adjustments to Purchase Price. The Purchase Price shall be decreased as follows:

(a) by any amounts representing any Seller’s portion of the Shared Liabilities if unpaid at or prior to Closing, in which case Purchaser will assume responsibility for paying such amounts to the payee; or

(b) by an aggregate amount representing the total of all adverse impacts of any change in or effect on the Business or Assets of the Sellers from the Balance Sheet Date through the Closing Date unless the total of such amounts does not exceed $50,000.

Each Seller’s portion of the Purchase Price set forth on Schedule 3.3 will be reduced or increased as appropriate, by the amount allocated to such Seller in connection with an adjustment to Purchase Price made under this Section 3.2.

3.3 Allocation of the Purchase Price Among the Assets. The Purchase Price shall be allocated, for tax purposes, among each item or class of the Assets pursuant to a Schedule 3.3 to be agreed upon by Purchaser and Sellers on or before the Initial Closing Date. Seller and Purchaser shall prepare and file any notice or other filings required pursuant to Section 1060 of the Code, and any such notices or filings will be prepared based on the allocation set forth on Schedule 3.3. Purchaser agrees to send to the Seller any forms required to be filed with respect to this transaction prior to filing such form with the Internal Revenue Service.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Seller represents and warrants to Purchaser as follows, each of which warranties and representations is material to and is relied upon by Purchaser:

4.1 Capacity. Moran is a competent, major domiciled in Palm Beach County, State of Florida.

4.2 Organization. Each corporate or limited liability company Seller (a) is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization as set forth in Schedule 4.2, (b) has all requisite power to carry on its Business as it is now being conducted and to own and operate its Assets, and (c) is duly qualified to transact business and is, or by the Closing Date of such Seller’s Assets will be, in good standing in all states reflected on Schedule 4.2 beside its name, which are the only states in which the ownership or leasing of such Seller’s property or the conduct of its Business make such qualifications necessary.

4.3 Requisite Power and Authority. Such Seller has the requisite power and authority to execute and deliver this Agreement and each of the Closing Documents (as hereinafter defined) to which such Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. All action of such Seller, including without limitation any vote or written consent of its shareholders or members, as appropriate, necessary to authorize the execution, delivery and performance of this Agreement, including without limitation those documents, instruments, and certificates set forth in Sections 7.6 and 9.2 has been duly taken or, prior to the Closing, will have been taken, and this Agreement has been duly executed and delivered by such Seller. This Agreement is a valid and binding agreement, enforceable against such Seller in accordance with its terms.

4.4 Absence of Breach. The execution and delivery by such Seller of this Agreement and the Closing Documents to which it is or will be a party, and the consummation by such Seller of the transactions contemplated thereby will not (a) result in or constitute a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation, Articles of Organization, Bylaws, or Operating Agreement, as the case may be, of such Seller; (b) violate any provision of, or require any consent, authorization or approval (other than those that have been obtained or will be obtained prior to Closing by such Seller) under any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, such Seller; or (c) conflict with, result in a breach of, constitute a default or event of default (whether by notice or the lapse of time or both) under or accelerate or permit the acceleration of the performance required by such Seller, or require any consent, authorization, or approval (other than those that have been obtained or will be obtained prior to Closing by such Seller) under any material indenture, Lien, lease, instrument or other agreement, written or oral, to which such Seller is a party or by which such Seller or any of the Assets or Leased Premises of such Seller may be bound.

4.5 Ownership of Assets. Such Seller is the lawful owner of and has good and marketable title to its Assets, free and clear of all Liens, except those listed on Schedule 2.3, and upon the Closing, Purchaser will be vested with good and marketable title to such Seller’s Assets, free and clear of and all Liens, and free of any transferee and/or successor liabilities. No other Person, including without limitation any current or former spouse(s) or Affiliates of such Seller, owns or is a part owner of any other assets, trade secrets, contracts, leases, property or other rights that are material to the conduct of such Seller’s Business and are not being transferred pursuant to this Agreement. No agreements exist to sell, assign, lease, or license, any of such Seller’s Assets except those listed and described on Schedule 4.5. No person other than such Seller or another Seller owns, is a party to or has any interest in any of the Franchise Agreements or Franchise Rights or any other agreement or instrument with the Purchaser or any Affiliate of the Purchaser which conveys franchise rights, area development rights or other similar rights with regard to the development of Ruth’s Chris Steak House restaurants. Such Seller’s Assets constitute all of the assets and property used by such Seller in the operation of its Business.

4.6 Condition of Assets; Inventory; Warranties. To each Sellers’ Knowledge, such Seller’s Assets and the Leased Premises are in good working condition, normal wear and tear excepted, and are suitable for their intended purpose in the ordinary course of such Seller’s Business. Such Seller shall, and does hereby, assign to Purchaser, as permitted by law, all existing warranties and/or guarantees covering its Assets, including without limitation the Inventory, being transferred to Purchaser.

4.7 Compliance; Licenses and Permits. To each Sellers’ Knowledge, such Seller has in all material respects complied with all laws, ordinances, rules, regulations, orders, filings, judgments, and decrees of any Governmental Authority applicable to the operation of its Business. The Sellers have not received any notification, warning or inquiry from, or given any notification to or had any communication with, any Governmental Authority, with respect to any violation or alleged or possible violation of any law that may be applicable to Sellers, nor are any facts known to the Sellers that may reasonably be expected to give rise to any such notification, warning or inquiry. Schedule 2.1(i) sets forth all Licenses held or owned by such Seller together with name of owner, issuer, expiration date, and whether such license is freely transferable or assignable, and the party or parties whose consent is required for such transfer or assignment. Such Seller has all licenses, permits, consents, use agreements, approvals, authorizations and certifications required to conduct its Business, all of which are in good standing, valid, and effective. Other than such Seller, no Person or Affiliate of the Sellers holds any License, relating to its Business or Franchise Rights. Such Seller shall use its commercially reasonable efforts to assist Purchaser in obtaining all Licenses necessary for the ownership and operation of its Assets and Business.

4.8 Contracts.

(a) Set forth on Schedule 4.8(a) is a list of all contracts and commitments of such Seller relating to the operation of its Business or its Assets (including without limitation mortgages, indentures, loan agreements, and supply contracts) and all amendments thereto, except (i) the Real Property Leases listed on Schedule 2.1 (a) –1 or 2.1(a) – 2; (ii) the Equipment Leases listed on Schedule 2.1(e); (iii) the Assigned Contracts listed on Schedule 2.1(h); (iv) the Easements listed on Schedule 2.1(c); (v) any contracts entered into in the ordinary course of business that involve an aggregate expenditure in any year of less than $5,000, provided that all of such undisclosed contracts do not involved expenditures in excess of $50,000 in the aggregate; (vi) any purchase and customer orders entered into in the ordinary course of business that in the aggregate involve expenditures of less than $5,000 annually; (vii) any contracts relating to Excluded Assets and (viii) vendor lists.

(b) Schedule 4.8(b) identifies each contract of such Seller’s Business in which (i) an officer or director of such Seller or (ii) an Affiliate of such Seller has a material interest.

(c) Each of Seller’s Equipment Leases and Assigned Contracts (i) is in full force and effect and enforceable in accordance with its terms; (ii) has not been amended except as set forth on the appropriate schedule hereto; and (iii) is not subject to any default (or any matter that with the giving of notice or lapse of time, or both, could become a default) by such Seller or, to the best of such Seller’s Knowledge, by any other party to such contract.

4.9 Trade Payables. None of the trade payables or accrued expenses of such Seller is overdue including without limitation any such amounts as may be due to an alcoholic beverage wholesaler.

4.10 Inventory. Such Seller’s Inventory consists, and as of the close of business on the business day preceding the Closing Date for such Seller’s Assets will consist, only of items that are of a quantity usable in the ordinary course of its Business and will be in amounts not significantly less than those set forth on Exhibit “A-1” and in any event sufficient to operate such Seller’s business in a manner consistent with such Seller’s usual practices. All inventory is (i) of merchantable quality, (ii) suitable for sale (under existing quality control standards) under the trademark under which the Inventory is intended to be sold, and (iii) is in compliance with all applicable regulations and standards of any Governmental Authority. All beef included in the Inventory was ordered pursuant to the specifications set forth in the Franchise Agreements and to each Sellers’ Knowledge, that is the type of Inventory on hand. As of Closing Date of such Seller’s Assets, there will be on hand Inventory levels as defined and set forth on Exhibit “A-1”.

4.11 Real Property Leases. Such Seller has delivered to the Purchaser a true, correct and complete copy of the Real Property Leases listed on Schedule 2.1(a) – 1 or 2-1 (a) – 2 (which comprises all the leases and/or subleases of immovable property to which such Seller is a party or by which it is bound), together with all amendments, addenda and supplements thereto. Schedule 2.1(a) – 1 sets forth the name and address of the lessor, the street address of the premises leased thereunder, the commencement and termination dates of such Real Property Lease, the monthly rentals payable thereunder, all options to renew, if any, and a description of and reference to the Seller’s rights, if any, to assign such Real Property Lease or terminate such Real Property Lease for any reason other than lessor’s default. Schedule 4.11 sets forth, in respect of such Seller’s Real Property Lease(s) and/or such Seller’s franchised restaurant, a detailed description of the relevant parking plans, rights and accommodations. With respect to each such Real Property Lease:

(a) The Real Property Leases are legal, valid, binding and enforceable against such Seller, and to such Seller’s Knowledge, enforceable against the lessor and any sublessors thereunder in accordance with its terms;

(b) All rentals or other monies due or required to be paid thereunder have been paid and will have been paid through the Closing Date of such Sellers’ Assets, except for routine adjustments to percentage rentals which will be paid by each Seller within fifteen (15) business days following the Closing Date of such Seller’s Assets;

(c) The Real Property Leases are assignable to Purchaser or all necessary consents to assignment have been or will be obtained prior to Closing, the estoppel certificate for each Real Property Lease will have been obtained prior to Closing and each Real Property Lease will continue to be legal, valid, binding and enforceable as written, against the lessor following the Closing;

(d) Such Seller has received no notice that the lessor or any sublessor under the Real Property Lease intends to cancel or terminate the Real Property Lease or to exercise or not exercise any option thereunder;

(e) Neither such Seller nor, to the best of such Seller’s Knowledge, any other party to a Real Property Lease is in breach or default, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(f) Neither such Seller nor, to the best of such Seller’s Knowledge, any other party to the Real Property Leases has repudiated any provision thereof;

(g) There have been and there are no disputes, oral agreement(s), temporary waivers, or forbearances in effect as to the Real Property Lease;

(h) Such Seller has good title to the leasehold interest under such Real Property Lease free and clear of all Liens, except for those Liens listed on Schedule 2.3;

(i) Such Seller has not assigned, pledged, transferred or conveyed any interest in the leasehold and is not aware of any such assignment, transfer or conveyance;

(j) To such Seller’s Knowledge, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation of its Business and have been operated and maintained in accordance with applicable laws, rules and regulations; and

(k) The Real Property Leases have not been amended or modified other than as described on Schedule 2.1(a) – 1.

(l) Except with respect to the Real Property Leases covering the Nashville, Tennessee location and the Chicago, Illinois location, each Real Property Lease has a remaining term of at least 10 years (including any renewal options exercisable by the lessee thereunder) or, if the remaining term is less than 10 years, such Seller shall use its commercially reasonable efforts to assist the Purchaser in obtaining an extension to, or an option to extend such lease term prior to the Closing Date of such Seller’s Assets on terms and conditions reasonably satisfactory to the Purchaser.

4.12 Easements. Except for the Easements listed on Schedule 2.1(c), such Seller does not use or benefit from any easement, servitude, privilege, or other right-of-way in connection with its Business. The Easements listed on Schedule 2.1(c) are valid and binding, and the use and benefit of such Easements are freely assignable or transferable to Purchaser by such Seller without the consent or acceptance of any other Person.

4.13 Proprietary Rights. Except for the Franchise Rights obtained by such Seller from Purchaser, such Seller (i) does not use any patents, inventions, research, trademarks, trade names, copyrights, service marks, trade formulas, secret formulas, recipes, royalty rights, design rights or other technical information in the operation of its Business, and (ii) is not bound by or a party to any option, license or agreement of any kind with respect to patents, trademarks, service marks, copyrights or pending applications therefore. Such Seller has not been informed of any claims or suits pending or threatened against it claiming an infringement of any patent, copyright, license, trademark, service mark or trade name of others in connection with its Business.

4.14 Other Property. Such corporate or limited liability company Seller owns no fee simple real estate (corporeal immovable) or titled motor vehicles, and no such property is used in connection with its Business.

4.15 Insurance. Such Seller maintains property, fire, casualty, workman’s compensation, general liability insurance and other forms of insurance relating to its Assets and the operation of its Business against risks of the kind customarily insured against and in amounts customarily insured (and, where appropriate, in amounts not less than the replacement cost of its Assets).

4.16 Financial Statements. The income statements of such Seller for the fiscal years 2003, 2004 and 2005, and the most current interim period of 2006 that each Seller has prepared (the “Income Statements”) and the balance sheets of such Seller as of January 31, 2006 (the “Balance Sheets”) (January 31, 2006 being referred to as the “Balance Sheet Date”), which have been delivered to Purchaser (collectively, the “Financial Statements”) (a) are correct and complete in all material respects, (b) reflect all transactions to which such Seller was a party during such period, and (c) present fairly the financial condition and results of operations of such Seller as of the date or dates and for the period or periods stated. There are no assets included on the Balance Sheets that are not described in Section 2.1 as being transferred pursuant to this Agreement, except for the Excluded Assets. To the best of Seller’s knowledge, no transaction or event has occurred since the Balance Sheet Date that has had or could have a Material Adverse Effect upon such Seller’s Business or Assets.

4.17 No Assignments. Such Seller has not sold, assigned, transferred or otherwise disposed of, or modified, altered or replaced any of its Assets between the Balance Sheet Date and the date of this Agreement, except for Inventory sold in the ordinary course of business.

4.18 Taxes. All federal, state, county and local tax returns and reports required to be filed by such Seller in connection with the operation of its Business or the ownership, use or operation of its Assets have been filed within the time periods and in the manner prescribed by law. Such returns and reports filed for the five preceding calendar years reflect accurately all liabilities for taxes required to be paid in connection with the operation of such Seller’s Business for the periods covered thereby. All taxes and assessments (including interest and penalties) owed in connection with the operation of such Seller’s Business or the ownership, use or operation of its Assets have been paid in full, or appropriate provision for payment has been made including all estimated corporate income tax payments due and payable through the date hereof. Taxes being disputed in good faith are listed on Schedule 4.18. Such Seller currently has no outstanding tax liability under the law of any jurisdiction that would subject Purchaser or such Seller’s Assets to the liability or withholding requirements of such jurisdiction’s law. There is no pending examination or proceeding by any authority or agency with respect to such Seller’s Business relating to the assessment or collection of any taxes.

4.19 No Violations. Such Seller has not violated any law, statute, rule or regulation of any Governmental Authority that individually or taken as a whole could have a Material Adverse Effect.

4.20 Business Names. Seller has not used any other business names or address within the last five years except as reflected on Exhibit “A”.

4.21 Brokers’ Fees and Expenses. Such Seller has not retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity that would obligate Purchaser to pay all or any portion of such fees or commissions.

4.22 Litigation. Except as set forth on Schedule 4.22, there is no litigation, arbitration, known investigation, proceeding or controversy (including, without limitation, unsettled claims) relating to the such Seller’s Business or Assets, or to such Seller’s ability or right to sell its Assets, pending or, to Seller’s Knowledge, threatened by or against such Seller by any Person or before any Governmental Authority. Such Seller has received no notice, order, judgment, injunction or decree from any Person or of any Governmental Authority with respect to which such Seller has been named as a party or that apply to or involve its Business or Assets.

4.23 Labor Matters.

(a) Such Seller is not a party to any collective bargaining agreement or other contract or understanding with a labor union relating to employees of its Business, and to the knowledge of such Seller there are no labor union organizational efforts underway or threatened involving any of such Seller’s employees. There are no labor disputes, claims, lawsuits or grievances pending, or to such Seller’s knowledge threatened, against or otherwise affecting its

Business. There are no employment contracts or employment agreements with any employees of such Seller’s Business.

(b) Schedule 4.23(b) sets forth all full-time and part-time employees of such Seller, together with each employee’s title, salary, benefits and length of employment with such Seller.

(c) Such Seller will deliver any and all necessary notices to its employees relating to the transaction contemplated by this Agreement, including without limitation any notices required by WARN.

(d) To each Sellers’ Knowledge, such Seller has at all times complied with all federal, state and local laws, rules, regulations, orders, judgments, decrees, ordinances and other statements of authority pertaining to employment, including without limitation all (i) employment eligibility verification forms, (ii) all immigration and alien employee regulations and laws, (iii) group health plans of such Seller to which Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as “COBRA”) applies and that cover employees of its Business, (iv) the Americans with Disabilities Act and (v) payment of withholding taxes for or on behalf of employees.

(e) The transactions contemplated by this Agreement do not violate any federal or state labor laws or regulations.

(f) The Sellers shall provide to the Purchaser complete copies of all employee files promptly upon the Purchaser’s request, including, without limitation, hourly employee files on disk and management employee files on disk or however maintained by the Sellers.

4.24 Benefit Plans and ERISA.

(a) Except as set forth on Schedule 4.24-1, Seller does not maintain or contribute to any Employee Benefit Plan that cover employees of its Business. Such schedule shall include each Sellers’ hospitalization, medical, dental, and Code Section 125 medical reimbursement plans (“Health Plans”) that applies and that covers employees of its Business.

(b) Schedule 4.24-2 attached hereto lists the name of each person who has experienced a “Qualifying Event” (as defined in COBRA) with respect to the Health Plan and is eligible for “Continuation Coverage” (as defined in COBRA) and whose maximum period for Continuation Coverage has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Schedule 4.24-3 attached hereto lists the name of each person who is presently participating in the Sellers’ Health Plan.

(c) Neither the Sellers nor any ERISA Affiliate maintains, has ever maintained or become obligated to contribute to any Employee Benefit Plan that is a subject to title IV of ERISA. Sellers have not within the last five years engaged in, nor is a successor corporation to any entity that has engaged in, a transaction described in Section 4069 of ERISA. The Assets are not subject to a lien by the Pension Benefit Guaranty Corporation.

4.25 Environmental Matters.

(a) Such Seller is conducting and at all times has conducted its Business in compliance with, and has not violated in any material respects, any Environmental Law. Such Seller has no basis to believe that noncompliance exists with respect to any Environmental Law with respect to its Assets and/or its Business.

(b) No condition, circumstance or activity has existed or currently exists with respect to such Seller’s Assets and/or Business which could reasonably be expected to result in recovery by a Governmental Authority or other Person for damages or other costs, expenses or damages arising from or relating to any alleged injury or threat of injury or harm to public health, safety, or the environment.

(c) There are no outstanding orders, decrees, or judgments of any kind against such Seller or any of its Assets or Business concerning any environmental, public health, safety, land use matters or other Environmental Law including, but not limited to, the emissions discharge or release of Hazardous Materials into the environment or work place, or the management of Hazardous Materials.

(d) To the extent any chemicals or chemical products are included among such Seller’s Assets, such chemicals or chemical products are integral to and required for the conduct of such Seller’s Business and are not waste or waste materials.

4.26 Full Disclosure. To each Sellers’ Knowledge, such Seller has delivered or made available to Purchaser all of the items requested to date in connection with Purchaser’s inspection of such Seller’s Business and Assets and such items completely and accurately reflect the information requested by Purchaser. No representation or warranty by such Seller in this Agreement and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Purchaser by such Seller pursuant hereto, or in connection with the transactions contemplated hereby, or any other items or materials delivered or made available in connection with the Purchaser’s inspection, contains or will contain on the Closing Date of such Seller’s Assets any untrue statement of a material fact, or omits or will omit on the Closing Date of such Seller’s Assets to state a material fact necessary to make the statements contained herein or therein not misleading, or necessary to provide adequate and complete information as to such Seller’s Assets and Business.

4.27 Shareholder/Member Approval. Each Seller shall use all reasonable efforts to obtain the shareholder, member or other equity owner approval required by Section 8.5 of this Agreement and Moran is the direct or indirect sole shareholder, member or other equity owner of each corporate or limited liability company Seller and has not granted nor is there outstanding any warrants, options or other rights to acquire any equity interest in any of the corporate or limited liability company Sellers.

ARTICLE V

REPRESENTATION AND WARRANTIES OF PURCHASER

In order to induce the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to each Seller as follows, each of which warranties and representations is material to and relied upon by such Seller:

5.1 Organization of Purchaser. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (b) has the corporate power to own its property and to carry on its business as now being conducted by it, and (c) is duly qualified to transact business and is, or by the Initial Closing Date will be, in good standing in all states reflected on Schedule 5.1.

5.2 Requisite Power and Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Closing Documents to which Purchaser is or will be a party and to consummate the transactions contemplated hereby and thereby. All actions of Purchaser, including without limitation any vote or written consent of its board of directors, necessary to authorize the execution, delivery and performance of this Agreement and all other documents and agreements executed or to be executed by Purchaser in connection with or pursuant to this Agreement, including without limitation those documents, instruments, and certificates set forth in Section 8.3 and 9.2 have been duly taken or, prior to the Initial Closing Date, will have been taken, and this Agreement has been duly executed and delivered by Purchaser. This Agreement is a valid and binding agreement, enforceable against Purchaser in accordance with its terms.

5.3 Absence of Breach. The execution and delivery by Purchaser of this Agreement and the Closing Documents to which it is or will be a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (a) result in or constitute a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Purchaser; (b) violate any provision of, or require any consent, authorization or approval (other than those that have been obtained or will be obtained prior to the Initial Closing Date by Purchaser) under any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, Purchaser, or (c) conflict with, result in a breach of, constitute a default or event of default (whether by notice or the lapse of time or both) under or accelerate or permit the acceleration of the performance required by Purchaser or require any consent, authorization, or approval (other than those that have been obtained or will be obtained prior to the Initial Closing Date by Purchaser) under any material indenture, lien, lease, instrument or other agreement, written or oral, to which Purchaser is a party.

5.4 Brokers Fees and Expenses. Purchaser has not retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate Seller to pay any such fees or commissions.

5.5 Inspection. Purchaser has been afforded an opportunity to make a complete inspection and review of the Assets and Business and Purchaser is satisfied with such inspection and review in its sole discretion.

ARTICLE VI

COVENANTS

Each Seller covenants and agrees, with respect to those provisions that apply to the Sellers, and the Purchaser covenants and agrees, with respect to those provisions that apply to the Purchaser, that from the date of this Agreement through the Closing Date for such Seller’s Assets:

6.1 Preservation of Business and Relationships; Insurance. Such Seller shall not take any action with respect to its Business or Assets except in the ordinary course of business and in a manner consistent with past practices of such Seller, and will preserve its Business intact, including using its commercially reasonable best efforts to maintain all licenses, permits, consents or approvals required by applicable law and maintain the current relationships of its Business with customers, suppliers, employees, and others having business relationships with such Seller, including without limitation maintenance of the Inventory as defined and set forth on Exhibit “A-1”. Such Seller shall also maintain its current levels for all of its insurance relating to its Assets and Business.

6.2 Prohibited Transactions. Such Seller shall not (a) sell, pledge, dispose of or encumber, or authorize or propose the sale, pledge, disposition or encumbrance of, any its Assets (other than (i) the sale of Inventory in the ordinary course of business, which shall be replenished to maintain the levels set forth in Exhibit “A-1” and (ii) the sale and/or replacement of obsolete or damaged Equipment in the ordinary course of business consistent with past practice); (b) make any significant change in its methods of management, marketing, or operating (or practices relating to trade accounts or to other payments) or make any change in its accounting methods; (c) other than in the ordinary course of business consistent with past practice, authorize any single capital expenditure in excess of $1,000 or capital expenditures in the aggregate in excess of $5,000; (d) allow any Lien or other encumbrance to be placed on any of its Assets other than purchase money liens and capital leases incurred in the ordinary course of business consistent with past practice, provided, that, such Liens are promptly disclosed to Purchaser and are either released on or before the Closing Date of such Seller’s Assets or, if not released, secure an Assumed Liability; (e) commit to take or take any action with respect to increasing the existing salary or compensation of any officer, director, consultant or independent contractor of such Seller, (f) enter into (i) any contract that provides for payments to another Person by such Seller of more than $10,000 in the aggregate other than in the ordinary course of business consistent with past practice provided, that, any such contracts that are entered into by any Seller that exceed the forgoing dollar threshold are promptly disclosed to Purchaser or (ii) other transaction in connection with the operation of its Business, of any nature whatsoever, which may have a Material Adverse Effect; (g) amend, cancel, terminate or default under any material contract or commitment of its Business, including, without limitation, any of the Real Property Leases, Equipment Leases or Assigned Contracts or (h) other than in the ordinary course of business consistent with past practice, commit to take or take any action with respect to increasing, or make or commit to make any other adjustment to, the existing salary or compensation package of any employee.

6.3 Purchaser’s Access to Premises, Employees and Information; Confidentiality.

(a) Promptly following the execution of this Agreement by all parties hereto (other than any intervenor), each Seller shall, from time to time, upon reasonable notice to and coordination with the Sellers’ representative, which for this purpose shall be Mr. Stan Harris or any other individual subsequently designated by Moran in writing, grant Purchaser and its counsel, accountants and other duly authorized representatives reasonable access during normal business hours to its Assets, Leased Premises, and all Books and Records relating to the operation of its Business, its Franchise Agreements, its Franchise Rights and its employees.

(b) Purchaser shall cause its employees, agents, representatives, counsel, accountants and financial advisors (and their counsel and accountants) to hold in confidence any and all information obtained from Seller and to refrain from disclosing such information (unless it is or becomes ascertainable from public sources or public disclosure is, in the good faith judgment of Purchaser, required by law); provided, however, that nothing contained herein shall limit the right of any such persons to disclose any such information to Purchaser or its employees, agents, representatives, counsel, accountants and financial advisors (and their counsel and accountants) for the purpose of facilitating the consummation of the transactions contemplated hereby.

(c) Purchaser’s access hereunder and any inspections pursuant thereto shall not waive or release any Seller from, or otherwise affect, any of their representations or warranties under this Agreement.

(d) Purchaser shall have access to Sellers’ employees for purposes of determining and making employment offers to such employees as set forth in Section 9.8(a).

6.4 Consents. Promptly after execution of this Agreement such Seller will apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required for consummation of the transactions contemplated hereby, including, without limitation, (i) estoppels and consents from the lessors or any other parties under its Real Property Leases, Easements, Equipment Leases, and Assigned Contracts, (ii) those necessary to transfer or assign its Licenses to Purchaser, and (iii) any other regulatory approvals necessary to consummate the transaction. Where the consent of any third party is required in connection with the transactions contemplated by this Agreement, the Sellers will use their commercially reasonable efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. Any commercially reasonable charges imposed by the lessors for such estoppels and consents shall be borne by such Seller, and such Seller shall indemnify Purchaser against any action brought against Purchaser resulting from such Seller’s failure to pay such charges.

6.5 No Negotiations. Subject to the termination provisions contained herein, from and after the date hereof, such Seller, individually and/or its officers or directors or anyone acting on behalf of Seller or such persons, shall not, directly or indirectly, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm or other entity or group (other than Purchaser or its representatives) concerning any merger or sale of substantially all of its Assets or the sale of capital stock or partnership interests of such Seller, or any other similar business combination or transaction involving such Seller or any Affiliate of such Seller.

6.6 Notification of Certain Matters.

(a) Such Seller shall give prompt notice to Purchaser of the following:

(i) the occurrence or nonoccurrence of any event that would be likely to cause either (A) any representation or warranty of such Seller contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date for such Seller’s Assets, or (B) directly or indirectly, any Material Adverse Effect; or

(ii) any material failure of such Seller, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or

(iii) any proposal together with the terms thereof, however communicated and in whatever form transmitted, regarding (A) any merger of such Seller into or with another Person, (B) any purchase or sale of any material portion of its Assets or the equity interest in such Seller, (C) any other similar business combination or transaction involving such Seller or any Affiliate of such Seller, or (D) any other indication of interest on the part of any Person with respect to any of the foregoing.

(b) Purchaser shall give prompt notice to the Sellers of the following:

(i) the occurrence or nonoccurrence of any event that would be likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date of such Seller’s Assets; or

(ii) any material failure of Purchaser, or any officer, director,

employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c) Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7 Confidential Information. Purchaser and the Sellers, until the fifth anniversary of the date of this Agreement and not withstanding the earlier termination of this Agreement, shall keep, and shall cause their Affiliates, attorneys, accountants, counsel, financial advisors and other representatives to keep, any and all Confidential Information (as defined below)

confidential and not to disclose any Confidential Information to any Person other than such parties’ Affiliates, directors, managers, members, officers, employees or agents, and then only on a confidential basis; provided, however, that such parties may disclose Confidential Information (a) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the consummation of the transactions contemplated by this Agreement, (b) to such parties’ attorneys, accountants and financial advisors who have agreed to keep the Confidential Information confidential in accordance with the terms hereof or (c) as requested or required by any Governmental Authority; and provided further that Purchaser may disclose such information to its financing sources. Purchaser may also disclose this Agreement and related Confidential Information to the creditors, customers or potential customers of the Sellers to the extent Purchaser reasonably determines that such disclosure is appropriate to facilitate the fulfillment of the conditions precedent set forth in Article 7 hereof and to the extent the Confidential Information constitutes an Asset acquired by Purchaser, as necessary to run the Business after the Initial Closing Date. For purposes of this Agreement, the term “Confidential Information” shall include all information about Purchaser and its Affiliates, on the one hand, and the Sellers and their Affiliates on the other hand, which has been furnished to the other parties or their Affiliates pursuant to or in connection with this Agreement and any of the terms, conditions or other facts with respect to the negotiations of this Agreement; provided, however, that the term “Confidential Information” shall not be deemed to include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Purchaser and its Affiliates, on the one hand, or the Sellers and their Affiliates, on the other hand, not permitted by this Agreement, (y) was available to the disclosing party on a non-confidential basis prior to its disclosure by the other parties to this Agreement or (z) becomes available to the disclosing party on a non-confidential basis from a person other than the other parties to this Agreement who, to the knowledge of the disclosing party, is not otherwise bound by a confidentiality agreement with the other parties to this Agreement or is not otherwise prohibited from transmitting the relevant information to such parties.

6.8 Noncompetition. Moran will execute an agreement not to compete in the form appearing in Exhibit “E”, wherein Moran shall agree that Moran and any Affiliate of Moran shall not directly or indirectly own, lease, license (to or from any third party), operate, participate (passively or actively) consult with, invest in or lend money to a competing business similar to that of the Purchaser (i.e., a fine dining restaurant featuring prime steak as a primary menu offering) nor solicit any employees of the Purchaser or its Affiliates during the term of the “Ruth’s Chris Steak House” Baton Rouge franchise agreement with Moran and Capital City Restaurants, Inc. (as amended, supplemented or otherwise modified form time to time, the “Baton Rouge Franchise Agreement”) and for a period of two (2) years from the date of termination or expiration of the Baton Rouge Franchise Agreement. Nothing in this Agreement shall prohibit the Sellers from hiring any current employee not hired by Purchaser within thirty (30) days of the Final Closing Date or any employee of Purchaser whose employment is terminated by Purchaser for any reason. The non-competition agreement shall not prohibit Moran’s or any of his Affiliates ownership in and operation of the “Ruth’s Chris Steak House” Baton Rouge location pursuant to the Baton Rouge Franchise Agreement or Moran’s or any of his Affiliates ownership in and operation of “Ninfa’s Mexican Restaurant”, “T.J. Ribs”, “Ruffino’s” and/or “Montana’s Rib and Chop House” restaurants, provided, that, at no time during the period of the non-compete shall (i) the “Ninfa’s Mexican Restaurant”, “T.J. Ribs” restaurants, “Ruffino’s” restaurants or “Montana’s Rib and Chop House” restaurants directly or indirectly owned or operated by Moran or any of his Affiliates feature prime steak as a primary menu item or (ii) Moran or any of his Affiliates undertake any significant expansion or change the location of the existing “Ruth’s Chris Steak House” Baton Rouge restaurant.

6.9 Purchaser Guarantee. If required by the lessor of the Leased Premises of any Seller, Purchaser shall guarantee the respective Real Property Lease if the assignee of the Real Property lease for such Leased Premises is any entity other than Purchaser.

6.10 Baton Rouge Franchise Rights/Purchase Option. Purchaser agrees and acknowledges that Capital City Restaurants, Inc. (“CCRI”), an Affiliate of the Seller’s and wholly owned by Moran, shall continue to own and operate a “Ruth’s Chris Steak House” franchised restaurant in Baton Rouge, LA and which is an Excluded Asset from this transaction. By intervening herein, CCRI together with Moran, grant to Purchaser the option to purchase the Baton Rouge business assets and Moran grants to Purchaser the option to purchase the improved, immovable property at and upon which the CCRI franchised business is located pursuant to the following terms and conditions:

(a) Commencing January 1, 2008 through and including December 31, 2012, Purchaser may, upon 10 days prior written notice to Moran and CCRI, exercise its purchase option and proceed to purchase the Baton Rouge business assets (as similarly defined herein) at a purchase price calculated at an amount equal to the greater of (i) $5 million (approximate amount of 2005 gross sales) or (ii) $5 million plus one-half the difference between $5 million and one times (1x) the Baton Rouge gross sales for the 12-months preceding the date of exercise. By example, if the trailing 12-months of gross sales equate to $6 million at the time Purchaser exercises its option, the purchase price is $5.5 million ($5 million plus one-half of the additional $1 million in sales). This contemplated transaction will be subject to due diligence and the same binding provisions as contained herein except as to time constraints.

(b) Also commencing January 1, 2008 through and including December 31, 2012, Purchaser may, upon 10 days prior written notice to Moran and CCRI, exercise its purchase option and proceed to purchase the improved, immovable property described on Schedule 6.10(b) at and upon which the franchised business is located for $2.6 million. This contemplated transaction will be subject to due diligence and the same binding provisions as contained herein except as to time constraints.

The purchase options described in 6.10(a) and (b) above must be exercised by Purchaser simultaneously. The purchase option described in 6.10(b) shall be evidenced by a separate written instrument in form suitable for recording in the conveyance records of East Baton Rouge Parish, Louisiana. The provisions of this Section 6.10 shall survive the Closing Date.

6.11 Real Estate Matters.

(a) Purchaser, at its sole cost and expense, may order title policy commitments (the “Commitments”) to be issued by a title company reasonably acceptable to Purchaser (the “Title Company”), accompanied by copies of all recorded documents relating to restrictions, easements, rights-of-way, and other matters affecting the Real Property Leases or the Leasehold Improvements. The Commitments will commit the Title Company to issue at the

Closing, ALTA forms of Leasehold Title Insurance Policies to Purchaser, such policies to be in amounts as determined jointly by Purchaser and the Title Company and with such endorsements as are requested by Purchaser. Purchaser may also obtain one of more surveys of the Leased Premises at Purchaser’s expense (the “Surveys”). Purchaser shall promptly notify the Sellers in writing of objections to the condition of title set forth in the Commitments or on the Surveys which affect the merchantability of the Sellers’ title or the use of the Leased Premises or the Leasehold Improvements as presently utilized (the “Title Objections”).

(b) In addition to the foregoing, Purchaser shall have the right, upon reasonable notice to and coordination with the Sellers’ representative, which for this purpose shall be Mr. Stan Harris or any other individual subsequently designated by Moran in writing, to conduct and to cause its engineers, accountants, attorneys, consultants, appraisers, and other agents to conduct such other reviews, inquiries, examinations, and inspections of the Lease Premises and the Leasehold Improvements as Purchaser deems necessary or appropriate prior to the Closing Date of such Seller’s Assets (“Purchaser’s Inspections”). The Sellers shall cooperate with Purchaser in all reasonable respects in making Purchaser’s Inspections. Purchaser shall promptly notify the Sellers in writing of any objections to the condition of the Leased Premises or the Leasehold Improvements identified as a result of any of Purchaser’s Inspections which affect the merchantability of the Sellers’ title or the use of the Leased Premises or the Leasehold Improvements as presently utilized (the “Other Objections”).

(c) The Sellers may voluntarily undertake to eliminate any and all of the Title Objections and Other Objections (collectively, “Purchaser Objections”) to the satisfaction of Purchaser, but the Sellers are under no obligation to do so. If, however, the Sellers elect not to, or cannot, eliminate Purchaser’s Objections to the reasonable satisfaction of Purchaser prior to the Initial Closing Date, Purchaser may terminate this Agreement by written notice to the Sellers pursuant to Section 10.1(b). If Purchaser elects not to terminate this Agreement, and Purchaser instead elects to proceed to the Closing on the Initial Closing Date, such election shall not, except as set for the in Section 6.11(d) below, in any way release or diminish the Sellers’ obligations under Article 11 to the extent that any Losses suffered by Purchaser as a result of the matters raised in the Purchaser Objections are subject to indemnification thereunder.

(d) All title matters shown on the Commitments and the Surveys which are not the subject of Title Objections shall be deemed to be “Permitted Encumbrances.” Further, if Purchaser makes any Title Objections which the Sellers elect not to, or cannot, cure, and Purchaser elects to proceed to Closing on the Initial Closing Date, such Title Objections shall likewise be deemed “Permitted Encumbrances.”

6.12 Environmental Matters. Purchaser, at its sole cost and expense, may obtain an environmental site assessment report with respect to the Leased Premises, the Leasehold Improvements and the other Assets, which report shall be acceptable in form and substance to Purchaser in its sole discretion. Any such environmental site assessment may include physical inspections of the Leased Premises, the Leasehold Improvements, and other Assets, a review of all relevant records in the possession or custody or under the control of the Sellers, a review of relevant governmental agency records and contact with governmental agency personnel, sampling activities and any other investigatory activities of a scope satisfactory to Purchaser in its sole discretion. Purchaser shall promptly notify the Sellers in writing of any objections to the condition of the Leased Premises, the Leasehold Improvements, or other Assets identified as a result of any environmental site assessment report. Any such objection by Purchaser shall be deemed a Purchaser Objection (defined in Section 6.11(c) above) and shall be governed by the rights and obligations of the parties set forth in Section 6.11(c) above.

6.13 Inventory Assessment. Each of the Sellers will grant Purchaser access to its respective property to the extent necessary to do a physical Inventory count at each restaurant location within one (1) day of the Closing Date for such Seller’s Assets for purposes of determining the value of the Inventory.

6.14 Real Property Lease Notices. Each of the Sellers will provide the Purchaser with copies of all notices from any landlord under the Real Property Leases within three (3) business days of receipt of such notice.

6.15 Further Assurances. At any time between the execution of this Agreement and the Initial Closing Date or, in the event of an Escrowed Closing, the Final Closing Date, at Purchaser’s request and without further consideration, each Seller shall provide such materials and information and take such actions as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby, including, without limitation any request by Purchaser for assistance to obtain any authorizations, consents, filings, approvals, licenses and permits under Section 7.3 and otherwise to cause such Seller to fulfill its obligations under this Agreement.

ARTICLE VII

CONDITIONS TO PURCHASER’S OBLIGATIONS

In addition to all other conditions and contingencies, if any, set forth in this Agreement, the performance of Purchaser’s obligations hereunder shall on the Closing Date, at the option of Purchaser, be subject to the satisfaction of the following conditions by each Seller:

7.1 Representations and Warranties True at Closing. All of the representations and warranties made by each Seller in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Initial Closing Date.

7.2 Obligations Performed. Each Seller shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it on or before the Initial Closing Date.

7.3 Authorizations, Consents, Licenses, Permits and Approvals. Subject to Article 12, as of the Initial Closing Date, all authorizations, consents, filings and approvals necessary to permit each Seller to perform the transactions contemplated hereby, and all authorizations, consents, filings, licenses, permits and approvals necessary to permit Purchaser to continue the Business of Sellers in the manner now conducted by Sellers, (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect; and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

7.4 Closing Documents. As of the Initial Closing Date, the Sellers shall have executed and delivered or caused to be executed and delivered to Purchaser the Closing Documents (as defined in Section 9.2) in form and substance reasonably satisfactory to Purchaser and its counsel.

7.5 Intentionally Omitted.

7.6 Seller’s Deliveries. As of the Initial Closing Date, Purchaser shall have received each of the following with respect to all of the Sellers, together with any additional items that Purchaser may reasonably request to effect the transactions contemplated herein:

(a) Subject to Article 12 of this Agreement, full and complete possession of the Assets and the Leased Premises of each Seller;

(b) Subject to Article 12 of this Agreement, all keys, combinations, computer passwords and other security access devices and codes that are in each Seller’s possession with respect to the Leased Premises and Assets of each Seller;

(c) a certificate of the President, of each Seller certifying as to the matters set forth in Sections 7.1, 7.2 and 7.3 hereof and as to the satisfaction of all other conditions set forth in this Article 7;

(d) A certificate of the Secretary of each Seller which is a corporation or a limited liability company, dated the Initial Closing Date, (i) setting forth the resolutions of the board of directors and the shareholders or members of such corporation or limited liability company, authorizing the execution and delivery of this Agreement and the Closing Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby, (ii) certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Initial Closing Date, (iii) certifying as to the incumbency of the officers of such corporation or limited liability company executing the Closing Documents and (iv) certifying as to the validity of the Articles of Incorporation or Articles of Organization and Bylaws or Operating Agreement of such Seller, copies of which shall be attached to the certificate together with any and all amendments;

(e) A certificate of good standing of each corporate and limited liability company Seller dated a date reasonably approximate to the Initial Closing Date, issued by the Secretary of State of the entity’s state of organization and the state where such Seller operates its Business, and, to the extent required to demonstrate tax good standing in its state of organization, a letter from that state’s Department of Revenue certifying as to the timely filing of all tax reports and the timely payment of all taxes by such Seller;

(f) A certified Uniform Commercial Code or equivalent search in the name of each Seller, performed in each jurisdiction where the Assets of such Seller are located and where such Seller’s Chief Executive Office (as that term is used under the Uniform Commercial Code in the state wherein such search is being performed) is located, dated not more than 30 days prior to the Initial Closing Date showing no Liens of record encumbering the Assets;

(g) For each Real Property Lease an estoppel certificate and consent to assignment from the lessor thereunder in substantially the form of Exhibit “B”; and

(h) Such other documents and instruments as are reasonably necessary to effect the transactions contemplated hereby, including, without limitation conveyance of title to the Assets and peaceful possession of the Leased Premises from claims by the lessor of each Leased Premises and any third parties.

7.7 Intentionally Omitted.

7.8 No Challenge. As of the Initial Closing Date, there shall not be pending or threatened any action, proceeding or investigation before any Governmental Authority or any pending action by any other person challenging, or seeking material damages in connection with, the acquisition by Purchaser of the Assets or Business pursuant to this Agreement or challenging the ability of Purchaser or any of its Affiliates to own and operate the Assets or the Business or that may otherwise result in a Material Adverse Effect.

7.9 No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect in the Business and/or Assets (without giving effect to the consequences of the transactions contemplated by this Agreement) of the Sellers, whether reflected in financial statements, the Schedules hereto or otherwise.

7.10 Minimum Inventory and Working Cash Level. The Inventory level of each Seller as of the Closing Date for such Seller’s Assets shall be not significantly less than that set forth on Exhibit “A-1” and in any event shall be sufficient to operate each Seller’s business in a manner consistent with each Seller’s usual practices. The Working Cash per each Seller’s restaurant shall not be less than $1000.

7.11 Failure to Obtain Lessor’s Consent. The failure of any Seller to obtain an estoppel certificate and consent to assignment from the lessor under the respective Real Property Lease as required by Section 7.6(g) herein shall not be a default under this Agreement on behalf of such Seller, but the delivery of all such documents shall be a condition of Purchaser’s obligation to close.

7.12 Due Diligence Matters. The Purchaser shall have performed all due diligence it deems reasonably necessary and shall be satisfied with the results thereof and the Sellers shall have resolved all due diligence matters raised by the Purchaser to Purchaser’s reasonable satisfaction.

7.13 Real Estate Matters. On or before the Initial Closing Date, Purchaser shall have obtained the Surveys, any Commitments from the Title Company to provide title insurance covering the Leasehold Improvements and Leased Premises, and any environmental site assessment report, as applicable.

7.14 Assignments. On or before the Initial Closing Date, Moran shall cause each of TJM Restaurant Management, L.L.C., a Louisiana limited liability company and T.J.M. Advertising, L.L.C., a Louisiana limited liability company to assign all of their respective contracts listed on Schedule 7.14 to Purchaser pursuant to an assignment agreement in form and substance satisfactory to Purchaser.

7.15 Staged Closing. The Purchaser and the Sellers acknowledge that the sale of the Assets may not occur on the same Closing Date and that multiple Closings may be required pursuant to Article 12. The Purchaser and the Sellers agree that the conditions precedent set forth in this Article VII shall apply to the Closing occurring on the Initial Closing Date and, if necessary, to the Closing Date for any Escrowed Location to the extent provided in Section 12.2(b).

ARTICLE VIII

CONDITIONS TO EACH SELLER’S OBLIGATIONS

In addition to all other conditions and contingencies, if any, set forth in this Agreement, the performance of each Seller’s obligations hereunder shall, at the option of such Seller, be subject to the satisfaction of the following conditions on or before the Initial Closing Date:

8.1 Representations and Warranties True at Closing. The representations and warranties made by Purchaser in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Initial Closing Date.

8.2 Obligations Performed. Purchaser shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Initial Closing Date.

8.3 Purchaser’s Deliveries. As of the Initial Closing Date, Purchaser shall have delivered to Sellers each of the following, together with any additional items which Seller may reasonably request to effect the transactions contemplated herein:

(a) a certificate of the President/CEO of Purchaser certifying as to the matters set forth in Sections 8.1 and 8.2 hereof and as to the satisfaction of all other conditions set forth in this Article 8;

(b) such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby; and

(c) the Purchase Price (as adjusted pursuant to Section 3.2 and less any amounts required to be escrowed under Article 12).

8.4 No Challenge. As of the Initial Closing Date, there shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with, the acquisition by Purchaser or any of its affiliates to own and operate the Assets or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of Seller.

8.5 Shareholder/Member Approval. As of the Initial Closing Date, each Seller shall have obtained from its shareholders or members proper approval of the transactions contemplated herein.

8.6 No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect in the Business and/or Assets (without giving effect to the consequences of the transactions contemplated by this Agreement) of the Sellers, whether reflected in financial statements, the Schedules hereto or otherwise.

ARTICLE IX

THE CLOSING

9.1 Time and Place. Upon the terms and subject to the conditions set forth in this Agreement, the Closing will take place at the offices of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana, 70170, and shall be effected on the Initial Closing Date, it being understood and agreed that either party may waive in writing any condition to Closing that it is otherwise entitled to assert.

9.2 Closing Deliveries. On or before the Initial Closing Date, the parties shall execute and deliver, or cause to be executed and delivered, all of the following documents and instruments reasonably required to effectuate, consummate and implement the terms and conditions of this Agreement (the “Closing Documents”):

(a) A separate Bill of Sale executed by each Seller sufficient to transfer and assign to Purchaser all of such Seller’s right, title and interest in and to its Assets, in substantially the form of Exhibit “C”;

(b) A separate Assignment of Lease executed by each Seller that is a party to a Real Property Lease, in substantially the form of Exhibit “D” or in such other form as may be reasonably acceptable to the Purchaser, sufficient to transfer such Seller’s right, title and interest in and to all Real Property Leases to which it is a party and Leasehold Improvements thereon.

(c) An assumption agreement pursuant to which Purchaser shall assume the Assumed Liabilities (the “Assumption Agreement”);

(d) A compliance certificate executed by the appropriate officer of each Seller in accordance with Section 7.6(a) and by Purchaser in accordance with Section 8.3(a) of this Agreement.

(e) Moran shall have executed and delivered to the Purchaser non-competition agreements in substantially the form attached hereto as Exhibit “E” with exception for those concepts and locations specified in Section 6.8.

(f) A legal opinion of Seller’s counsel, dated the Initial Closing Date, in form and substance mutually and reasonably acceptable to the Purchaser and the Sellers.

(g) A separate Assignment of Trade Name executed by each Seller for each state wherein such Seller has registered a trade name.

(h) The guaranty agreement by Moran as required by Section 11.2, duly executed by Moran in the form attached hereto as Exhibit “F”.

(i) Releases of all Liens on the Assets, other than Permitted Encumbrances, with respect to each parcel of real property included in the Assets.

(j) A consent and release duly executed by Moran’s children in the form attached hereto as Exhibit “G” or in such other form as is reasonably acceptable to the Purchaser.

(k) The amendments or other modifications to the Real Property Leases required by the Purchaser and set forth or described on Schedule 9.2(k) which amendments or modifications shall be duly executed by the appropriate lessor and shall otherwise be in form and substance reasonably acceptable to the Purchaser.

(l) An affidavit or affidavits of the Sellers, together with such other evidence as may be required by the Title Company insuring title to the Leased Premises and Leasehold Improvements at Closing, which affidavits or other documentary evidence, if required, will be in form and substance satisfactory to the Title Company and sufficient to cause the Title Company to issue title insurance policies to Purchaser in form and substance reasonably satisfactory to Purchaser with respect to the Leased Premises and Leasehold Improvements.

(m) Any other documents reasonably requested by either party.

9.3 Payment of Purchase Price. Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will deliver the Purchase Price, as adjusted in accordance with Section 3.2 and less any amounts required to be escrowed pursuant to Article 12.

9.4 Transfer of Title. Subject to Article 12, title to all of the Assets and Purchaser’s right to operate and control the Assets will pass from Seller to Purchaser on the Closing Date, subject to the terms and conditions of this Agreement.

9.5 Intentionally Omitted.

9.6 Power of Attorney. Effective on the Closing Date of such Seller’s Assets, each Seller hereby constitutes and appoints Purchaser the true and lawful attorney of such Seller, with power of substitution, in the name of such Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (a) to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (b) to institute, prosecute, compromise and settle any and all actions or proceedings against third parties that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (c) to defend or compromise any and all actions or proceedings against third parties in respect of any of the Business or Assets; and (d) to do all such acts and things necessary to fulfill the transactions contemplated under this Agreement.

Such Seller acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Purchaser shall indemnify and hold harmless each Seller from any and all losses caused by or arising out of any breach of law by Purchaser in its exercise of such power of attorney. Purchaser further acknowledges that it will exercise the power of attorney only in connection with the Business and that the power of attorney will only be exercised after 72 hours prior notice to the Seller of Purchaser’s intent to exercise the power of attorney. The inclusion of this provision in this Agreement shall not prevent the liquidation of any of the Sellers provided that the successors to any liquidating of any of the Sellers provided that the successors to any liquidating Seller have agreed to be bound by this Agreement in connection with the liquidation.

9.7 Closing Costs. All of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser shall be paid by Purchaser. All expenses incurred by any Seller in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, brokers, counsel and accountants for such Seller, shall be paid by such Seller.

9.8 Employee Matters.

(a) The employment of all employees of each Seller employed in connection with its Business will be terminated by Seller as of the Closing Date for such Seller’s Assets. Purchaser may, but shall be under no obligation to, offer employment to any or all employees of such Seller. Purchaser shall not assume any of Seller’s employment liabilities that have accrued on or before the Closing Date for such Seller’s Assets, including without limitation unpaid FICA, FUTA, unemployment tax, pension or profit-sharing plan contributions, employee fringe benefits, liabilities under WARN, severance benefits, bonuses, vacation time or pay or incentive programs of any type, nor shall Purchaser acquire any interest in or obligation under any pension, profit sharing, retirement or other plan of Sellers. Seller shall retain all severance obligations, if any, to its employees. Seller shall retain all liabilities relating to any Employee Benefit Plan.

(b) Seller or Sellers’ ERISA Affiliate shall maintain a Health Plan after the Closing Date for such Seller’s Assets and will provide continuation health coverage pursuant to COBRA for all M&A Qualified Beneficiaries. “M&A Qualified Beneficiaries” means each individual who is a “qualified beneficiary” whose “qualifying event” occurred prior to or in connection with the sale of the Assets and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was associated with the Assets being sold. (The terms within quotes are as defined in COBRA and its related regulations).

9.9 Termination of the Franchise Agreements. Each of the Sellers and Moran, from and after the Closing Date for such Seller’s Assets, shall have no further franchise, option or development rights included in such Seller’s Assets with regard to Ruth’s Chris Steak House restaurants in Florida, Illinois, Michigan or Tennessee, specifically, and the rest of the United States (the “Terminated Locations”) with the exception of Baton Rouge, LA. Each of the Sellers and Moran shall, from and after the Closing Date for such Seller’s Assets, with respect to the Terminated Locations, return all recipes, recipe manuals, corporate policy materials, training manuals and any other manuals or documents of any type relating to Ruth’s Chris Steak House restaurants, including without limitation all Books and Records, and shall no longer use Purchaser’s logos, trademarks, recipes and trade names which they were empowered to use pursuant to the terms and conditions of their Franchise Agreements. Effective as of the Closing Date for each Seller’s Assets (and without any further action by the Sellers or the Purchaser), all Franchise Rights and Franchise Agreements included in such Seller’s Assets (other than those obligations and liabilities of the Sellers under the Franchise Agreements that by the terms thereof survive the termination of the Franchise Agreements) are hereby automatically, unconditionally and irrevocably terminated, with the exception of those used and maintained at the Baton Rouge, LA location.

9.10 Bulk Sales Laws. Such Seller agrees to pay and discharge, when due, all claims of creditors that could be asserted against Purchaser by reason of noncompliance with any Bulk Sales Law applicable to the transactions anticipated by this Agreement.

9.11 Risk of Loss. This risk of loss prior to the Closing Date shall be with Sellers. In the event the Assets or the operation of its Business or Leased Premises shall have been damaged or otherwise materially adversely affected as a result of any casualty or act of God, or any judicial, administrative or governmental proceeding at or prior to the Closing Date, then Purchaser shall have the option of either (a) proceeding to the Closing with an assignment of any insurance proceeds that may be paid to reflect such loss or damage, or (b) terminating this Agreement pursuant to Section 10.1(b) hereof without further liability to Seller.

9.12 Insurance Prepayments. Purchaser may, but shall be under no obligation to, assume any insurance of any Seller transferred to Purchaser under Section 2.1(m) to the extent such insurance is transferable. Premiums or policies assumed shall be pro rated through the Closing Date pursuant to Sections 2.5 and 2.6.

9.13 Gift Certificates. After the Initial Closing Date it is contemplated that gift certificates and other evidences of credit which are liabilities of the Sellers will be presented to Purchaser for redemption (the “Gift Certificates”). For a period of fifteen (15) months following the Initial Closing Date, Purchaser shall recognize and honor such Gift Certificates up to the amount shown on the balance sheet of the Sellers as of the Initial Closing Date (the “Gift Certificate Outstanding Balance”) and the Sellers shall indemnify Purchaser for any such amount in accordance with Section 11.1. Following such fifteen (15) month period, Purchaser shall not honor any Gift Certificates, and the Escrow Agent (as hereinafter defined in Section 11.4) shall deliver to Sellers the remaining balance of Escrow Account (as hereinafter defined in Section 11.4) in accordance with the Escrow Agreement. The Escrow Agreement shall provide that (i) the Purchaser shall obtain repayment for the redeemed Gift Certificates only upon delivery of same to the Escrow Agent and (ii) the Escrow Agent shall promptly deliver such redeemed Gift Certificates to Moran, as agent for the Sellers.

9.14 Working Cash. On the Closing Date, each Seller shall leave the Working Cash in such Seller’s cash register, or other secured place where cash or other valuables are normally safeguarded.

9.15 Deposits, Pre-paid Expenses, Etc. The total value of deposits, prepayments, pre-paid expenses and refunds which are transferred as of the Initial Closing Date (or, in the event of an Escrowed Closing, as of the Final Closing Date) shall not be less than the aggregate value of such items as reflected on the January 31, 2006 balance sheets of the Sellers subject to ordinary course variations in the values of pre-paid items.

9.16 Staged Closing. The Purchaser and the Sellers acknowledge that the sale of the Assets may not occur on the same Closing Date and that multiple Closings may be required pursuant to Article 12. The Purchaser and the Sellers agree that the conditions precedent set forth in this Article IX shall apply to the Closing occurring on the Initial Closing Date and, if necessary, to the Closing Date for any Escrowed Location to the extent provided in Section 12.2(b).

ARTICLE X

TERMINATION AND SPECIFIC PERFORMANCE

10.1 Termination. This Agreement may be terminated by any one or more of the following:

(a) by mutual written consent of Purchaser and each Seller;

(b) by Purchaser if there occurs a Material Adverse Effect relating to the Assets of any Seller;

(c) by any nonbreaching Seller if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser;

(d) by the Purchaser if it is not in breach under this Agreement and if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller; or

(e) subject to Article 12, by either Purchaser or any Seller if the Closing is not consummated on or before the Initial Closing Date, unless such date is extended in writing by the mutual agreement of the parties, and if the conditions to such Person’s obligation to close have not been satisfied; or

(f) in the event of an Escrowed Closing pursuant to Article 12, by Purchaser in the event of a Material Adverse Change as defined in Section 12.2(b) or if there has been a material knowing and willful breach after the Initial Closing Date of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller in respect of any Escrowed Location.

10.2 Effects of Termination.

(a) In the event this Agreement is terminated pursuant to Section 10.1(a) or 10.1(e) above, no party shall have any obligations to the others hereunder except for those obligations in respect to confidentiality and the return of confidential information.

(b) In the event this Agreement is terminated pursuant to Section 10.1(b), the obligations in respect to confidentiality and the return of confidential information set forth in this Agreement shall remain in effect and each party hereto may exercise all remedies available to it under this Agreement, at law or in equity; and

(c) In the event of termination of this Agreement by the Purchaser pursuant to Section 10.1(d) or by the Sellers pursuant to Section 10.1(c), the Purchaser and the Sellers agree that the nonbreaching party shall be excused from further performance of its obligations hereunder and shall be entitled, as its sole and exclusive remedy, to payment from the breaching party of $250,000 as liquidated damages and settlement in full of any claims the nonbreaching party may have against the breaching party hereunder. Both parties agree that the damages that would be caused to the nonbreaching party upon such a breach by the breaching party would be uncertain and very difficult to ascertain. Purchaser and the Sellers have therefore negotiated and agreed that this amount shall serve as liquidated damages and is reasonable and not greatly disproportionate to the loss that might be caused by such an event or situation. Purchaser and the Sellers agree that it is their intent that such amount be enforceable as liquidated damages and not as an unenforceable penalty.

(d) In the event this Agreement is terminated pursuant to Section 10.1(f), no party shall have any obligations to the others hereunder except (i) for termination due to breach (in which case Section 10.2(c) shall apply) and (ii) for those obligations in respect to confidentiality and the return of confidential information. In the event this Agreement is terminated pursuant to Section 10.1(f), Purchaser shall be entitled to the return of any portion of the Purchase Price escrowed pursuant to Article 12.

10.3 Specific Performance. Notwithstanding any other provision herein to the contrary, each Seller and Purchaser reserves the right to enforce the terms of this Agreement via specific performance. In the event (a) the Sellers have not been in breach under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser, or (b) in the event Purchaser as not been in breach of any representation, warranty, covenant, or agreement contained in this Agreement on the part of any Seller; then in either such event, the non-breaching party may elect to either (i) enforce the Agreement via specific performance, or (ii) to terminate the Agreement in accordance with the applicable portions of Sections 10.1 and 10.2 above.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification by Seller. Each Seller (the Sellers being collectively referred to as the “Sellers’ Indemnifying Persons”), other than Moran, shall jointly, severally and in solido defend, indemnify and hold harmless Purchaser and each of Purchaser’s Affiliates, successors and assigns (Purchaser and such persons, collectively, “Purchaser’s Indemnified Persons”) and shall reimburse Purchaser’s Indemnified Persons for, from and against each and every demand, claim, loss (which shall include any diminution in value), shortage, liability, judgment, damage, cost and expense (including without limitation interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), whether known or unknown, whether fixed or contingent, and whether accrued or unaccrued (collectively, “Losses”) imposed on or incurred by Purchaser’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (i) any inaccuracy in any representation or warranty (whether or not Purchaser’s Indemnified Persons relied thereon or had knowledge thereof) contained in, or any breach or nonfulfillment of any representation, covenant, agreement or other obligation of any Seller under this Agreement, any Schedule or Exhibit hereto, any Closing Document or any other certificate or document delivered or to be delivered pursuant hereto; (ii) the operation of the Business, or the ownership, possession, operation or use of the Assets or the Leased Premises, up to and including the Initial Closing Date or, in the event of an Escrowed Closing, up to and including the Final Closing Date; (iii) the value of Gift Certificates that are redeemed after the Initial Closing Date as set forth in Section 9.13; (iv) any Excluded Asset or any liability not expressly assumed by Purchaser under this Agreement and (v) the failure of the parties to comply with the provisions of any Bulk Sales Laws or similar laws of any state having jurisdiction over the Assets or the transactions contemplated hereby.

11.2 Personal Guaranty of Moran. Moran, individually, as a form of additional consideration to Purchaser, shall execute a personal guaranty, as reflected in Exhibit “F” in favor of Purchaser (and its Affiliates), in the amount of $1,000,000 and to be given and effective for a period of twelve (12) months from the Initial Closing Date, pursuant to which Moran shall unconditionally guaranty, in solido, the obligations of the Sellers contained in this Agreement, generally, and those set forth in Section 11.1, specifically.

11.3 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Sellers and each of Seller’s Affiliates, successors and assigns (Sellers and such persons, collectively, “Sellers’ Indemnified Persons”), and shall reimburse Sellers’ Indemnified Persons, for, from and against all Losses imposed on or incurred by Sellers’ Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty (whether or not any Sellers’ Indemnified Persons relied thereon or had knowledge thereof) contained in, or any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement, any Schedule or Exhibit hereto, any Closing Document or any other certificate or document delivered or to be delivered pursuant hereto and (b) any Assumed Liabilities.

11.4 Escrow. On the Initial Closing Date the Purchaser, the Sellers, and Whitney National Bank (the “Escrow Agent”) shall enter into an escrow agreement in form and substance satisfactory to the Sellers and Purchaser (the “Escrow Agreement”) pursuant to which an escrow account shall be established as set forth in this Section 11.4. An amount equaling the Gift Certificate Outstanding Balance shall be taken from the Purchase Price and deposited into a separate account for the specific purpose of securing the obligations of the Sellers to indemnify Purchaser for the events set forth in Section 9.13 (“Escrow Account”). The amounts in the Escrow Account shall be held in escrow by the Escrow Agent for fifteen (15) months from the Initial Closing Date with all interest accumulated thereon and all such amounts shall be further subject to the terms of the Escrow Agreement. Except for amounts disputed in good faith under the Escrow Agreement, after fifteen (15) months from the Initial Closing Date, all amounts remaining in escrow shall immediately be paid to Sellers, as their interests appear.

11.5 Notice and Defense of Third Party Claims. If any action, claim or proceeding shall be brought or asserted against an indemnified party or any successor thereto (the “Indemnified Persons”) in respect of which indemnity may be sought under this Article 11 from an indemnifying person and/or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of any such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligation hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and unless the Indemnified Persons shall have delivered to the Indemnifying Person an opinion of counsel that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice, of any such action or claim, fails to assume the defense thereof, by written notice to the Indemnified Person, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article 11 to the contrary withstanding, the Indemnifying Persons shall not, without the Indemnified Persons’ prior written consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior written consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof for release by the claimant or the plaintiff of the Indemnified Person from all liability in respect to such action, claim or proceeding. As a condition to asserting any rights under this Article 11, each Purchaser’s Indemnified Person must appoint Purchaser, and each Seller’s Indemnified Person must appoint Moran, as its sole agent for all matters relating to any claim hereunder.

11.6 Survival. The representations and warranties contained in this Agreement and in the Closing Documents delivered at the Closing shall survive the Closing with respect to Losses for which an indemnification notice is sent by Purchaser within two years of the Initial Closing Date, or, in the event of an Escrowed Closing, within two years of the Final Closing Date and no longer. Neither such survival nor the liability of any party with respect to the party’s representations and warranties shall be reduced or otherwise affected by any investigation made at any time by or on behalf of any party.

ARTICLE XII

ADDITIONAL ESCROW AGREEMENTS AND STOCK SALE OPTION

12.1 Additional Escrow Agreements. If Purchaser is unable to (i) obtain all necessary consents, approvals, permits or licenses pursuant to Section 7.3 for a particular restaurant location or (ii) enter into a management arrangement satisfactory to both Purchaser and Sellers for the applicable location under applicable law for such location, in each case, on or before the Closing Date, then (x) the undated Escrowed Documents for the Escrowed Location shall be held in trust on behalf of the Purchaser and the Sellers by Phelps Dunbar LLP (pursuant to an agreement in form and substance satisfactory to the Purchaser and the Sellers) as documentary escrow agent subject to release and delivery to the Purchaser upon the satisfaction of the conditions set forth in Section 12.2 below and (y) the amount of the purchase price allocated to such location as set forth on Schedule 12.1 shall be deposited into an escrow account (the “Purchase Price Escrow Account”) maintained at a commercial bank chosen by such Sellers and acceptable to Purchaser (the “Purchase Price Escrow Agent”) subject to release and delivery to the appropriate Seller upon the satisfaction of the conditions set forth in Section 12.2 below.

(a) Purchaser, the Purchase Price Escrow Agent and the Sellers for the Escrowed Location shall enter into an escrow agreement (the “Purchase Price Escrow Agreement”) in a form mutually agreed to by Purchaser, the Purchase Price Escrow Agent and such Sellers.

(b) The Purchase Price Escrow Account shall be an interest bearing account for the benefit of the Sellers of the Escrowed Location.

(c) During the term of such Purchase Price Escrow Agreement, the Sellers of the applicable location will maintain operating control of the Escrowed Location.

12.2 Closing of Escrowed Location. The Closing of each Escrowed Location shall be subject to the following conditions:

(a) The first to occur of the following: (i) the Purchaser obtains all requisite consents, approvals, permits or licenses pursuant to Section 7.3 for such location that were not previously obtained prior to the Initial Closing Date; or (ii) the expiration of the Escrow Period; and

(b) Since the Initial Closing Date hereof, there shall have been no Material Adverse Effect with respect to the Escrowed Location (without giving effect to the consequences of the transactions contemplated by this Agreement), whether reflected in financial statements, the Schedules hereto or otherwise. Solely for purposes of this Section 12.2(b), “Material Adverse Effect” means any change in or effect on the Escrowed Location howsoever caused, including, without limitation, (i) any fact or circumstance that does not permit the Sellers to reaffirm the representations set forth in Article 4 in respect of any Escrowed Assets as of the Closing Date of such Escrowed Assets and (ii) the breach by the Sellers after the Initial Closing Date of any covenant or obligation of the Sellers under this Agreement in respect of the Escrowed Assets and any Closing of the Escrowed Assets including, without limitation, the covenants and obligations of the Sellers set forth in Articles VI, VII or IX of this Agreement, in each case, that individually or together with any other change or effect (including any adverse change or effect occurring on or before the Initial Closing Date that was not credited against the Purchase Price paid on the Initial Closing Date pursuant to Section 3.2(b) and any adverse change or effect occurring after the Initial Closing Date that was not credited against the allocated portion of the Purchase Price paid on any previous Closing Date for any other Escrowed Assets pursuant to Section 12.3) has an adverse impact upon the Assets (including the Escrowed Assets) in excess of $370,000 in the aggregate.

12.3 Purchase Price. The allocated portion of the Purchase Price for any of the Escrowed Locations payable at Closing shall be decreased as follows:

(a) by any amounts representing any Seller’s portion of the Shared Liabilities in respect of such Escrowed Location if unpaid at or prior to Closing of such Escrowed Location, in which case Purchaser will assume responsibility for paying such amounts to the payee; or

(b) by an aggregate amount representing the total of all adverse impacts of any change in or effect on the Assets (including the Escrowed Assets) from the Balance Sheet Date through the Closing Date for such Escrowed Location unless the total of such amounts not previously credited against the Purchase Price does not exceed $50,000.

Each Seller’s portion of the Purchase Price set forth on Schedule 12.1 will be reduced or increased as appropriate, by the amount allocated to such Seller in connection with an adjustment to Purchase Price made under this Section 12.3.

12.4 Release From Escrow. Upon satisfaction of the conditions set forth in Section 12.2, the Escrowed Documents for such Escrowed Location shall be delivered to the Purchaser and the portion of the escrowed Purchase Price (as adjusted pursuant to Section 12.3) for such Escrowed Location shall be delivered to the appropriate Seller.

12.5 Stock Sale. At Purchaser’s option, 30 days prior to the expiration of the Escrow Period, Purchaser may offer to purchase the stock of the Sellers owning such location described above on terms and conditions substantially similar to this Agreement for the price as allocated on Schedule 12.1. Prior to such sale, Sellers will use their commercially reasonable best efforts to maintain all licenses, permits, consents or approvals required by applicable law.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Severability and Operation of Law. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

13.2 Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by the Purchaser and each Seller.

13.3 Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of any other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Further, no waiver by either party of any term, condition, default, or breach shall constitute or be construed as a waiver of any other term, condition, default, or breach of this Agreement.

13.4 References. All references to “Article”, “Articles”, “Section”, “Sections”, “Exhibit”, “Exhibits”, “Schedule”, or “Schedules” are, unless specifically indicated otherwise, references to Articles, Sections, Exhibits or Schedules, as the case may be, of this Agreement.

13.5 Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.6 Governing Law; Jurisdiction; Service of Process. UNLESS OTHERWISE EXPRESSLY INDICATED, THIS AGREEMENT AND ALL DOCUMENTS REQUIRED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, EXCLUDING SUCH LAWS THAT DIRECT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE JUDICIAL DISTRICT FOR PALM BEACH COUNTY, STATE OF FLORIDA OR FEDERAL COURT OF THE UNITED STATES LOCATED IN THE SOUTHERN DISTRICT OF FLORIDA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH SELLER IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL BE BROUGHT, HEARD AND DETERMINED IN SUCH FLORIDA STATE COURT, OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF NOTICE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS IF MADE PURSUANT TO SECTION 13.11 OF THIS AGREEMENT. NOTHING IN THIS

AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

13.7 Public Announcements. Seller acknowledges that Purchaser’s status as a publicly traded company (NASDAQ: RUTH) requires disclosure of this Agreement as prescribed by law. No other public announcements with respect to this Agreement or the transactions contemplated hereby will be made without prior notification to the other party and consultation as to the content and the timing of the release of such announcement, unless otherwise required by law.

13.8 Mutual Participation. Each party hereto has participated in the negotiation of this Agreement with benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either party.

13.9 Assignment, Survival and Binding Agreement. This Agreement and the Closing Documents may not be assigned by Purchaser except to one or more Affiliates, in which event Purchaser shall remain solidarily liable with its assignee for the representations and warranties made herein and performance hereunder and may not be assigned by any Seller, without the prior written consent of Purchaser. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Representations, warranties, covenants, agreements and obligations of Sellers and any Affiliate or ERISA Affiliate relating to any Employee Benefit Plan shall survive the Closing until the expiration of the statute of limitations applicable to such ERISA matters.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 Notices. Any and all notices or other communications required or permitted to be given under any of the provisions hereof shall be in writing and shall be deemed to have been duly given and received when (a) personally delivered, (b) sent for next day delivery by a recognized overnight delivery service (e.g., Federal Express) which guarantees next day delivery (“Overnight Delivery”), (c) transmitted by facsimile transmission (with a copy sent by registered or certified mail, return receipt requested, postage prepaid or Overnight Delivery), or (d) mailed by first class registered mail, return receipt requested, postage prepaid, transmitted or addressed to the parties at the addresses set forth below:

If to Sellers:	See Schedule 13.11

If to the Purchaser:	Ruth’s Chris Steak House, Inc.
500 International Parkway, Suite 100
Heathrow, Florida 32746
Attention: Craig S. Miller, President/CEO

With a copy to:	Ruth’s Chris Steak House, Inc.
500 International Parkway, Suite 100
Heathrow, Florida 32746
Attention: Thomas E. O’Keefe, General Counsel

Or such other address as shall be furnished by such notice to the other parties. The parties hereto agree that notices that are sent in accordance with this Section 13.11 by (i) telefax will be deemed received on the date sent, (ii) Overnight Delivery will be deemed received the day immediately following the date sent, and (iii) U.S. Mail (certified or registered), will be deemed received three (3) days immediately following the date sent.

13.12 Attorneys’ Fees. In the event of any dispute arising out of or relating to this Agreement, whether it concerns the performance by any party hereunder, the interpretation of any provision or otherwise, the prevailing party shall recover reasonable attorneys’ fees in the pursuit and/or defense as the case may be of such action, in addition to all other remedies afforded by law.

13.13 Entire Agreement, No Third Party and Beneficiaries. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement among the parties hereto and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than Purchaser and Sellers any rights or remedies hereunder.

13.14 Post-Closing Obligations.

(a) Within fifteen (15) business days following the Closing Date, Sellers will pay the aggregate amount, if any, owed to Purchaser (or any Affiliate of Purchaser) by any and all Sellers under the Franchise Agreements or otherwise owing to Purchaser (or any Affiliate of Purchaser) in connection with any Seller’s Franchise Rights all calculated in accordance with the Franchise Agreements.

(b) If any dispute arises with respect to, in connection with or otherwise related to the amounts due to Purchaser (or any Affiliate of Purchaser) by the Sellers under Section 13.14(a), which cannot be settled amicably by mutual agreement, the Sellers shall pay to the Purchaser the disputed amount under protest within thirty (30) days following the Closing Date and such dispute shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) (the “Rules”) and this Section 13.14. In the event of such dispute, either party may serve notice of arbitration (“Notice of Arbitration”) on the other party. Notwithstanding anything in Section 13.11 above to the contrary, a Notice of Arbitration shall only be sent by facsimile, confirmed by registered letter, postage prepaid, and shall be effective on receipt of the facsimile by the party to whom it is addressed. Proof of receipt of a facsimile shall be the answer back of the party to whom it is addressed on the facsimile confirmation page. The Notice of Arbitration shall be dated and, without prejudice to any right under the Rules permitting subsequent modifications, shall specify the claims or issues which are to be subjected to arbitration. The parties agree that the arbitration pane shall consist of a single arbitrator appointed by the AAA upon application by either party . The parties further agree that the AAA shall only appoint as the sole arbitrator an attorney with at least 10 years of experience in franchising and trademark law and who is a member of the American Bar

Association section on franchising. The arbitrator appointed by the AAA shall sit as a sole arbitrator and decide the matter with all the powers of the arbitration tribunal, and the parties shall cooperate fully with such arbitration, the award rendered or any subsequent enforcement thereof on the basis of the arbitration being conducted by and the award being rendered by a sole arbitrator. The arbitrator shall decide the matter as expeditiously as possible; however, and in any event shall render a final judgment within sixty (60) days of the date of the arbitrator’s appointment. The arbitration shall be conducted in the English language in Tampa, Florida or such other city in the State of Florida with a population according to the most recent United States census exceeding 500,000 persons as is mutually acceptable to the Sellers and the Purchaser or at such other place or places as the parties may agree upon. The costs and expenses of the arbitrator, including, but not limited to, the costs and expenses of administration of the arbitration proceeding, shall be borne by the non-prevailing party or parties. The arbitration award shall be final, binding and not subject to appeal and shall be enforceable in any court of competent jurisdiction in any country.

(c) Sellers agree to use commercially reasonable efforts to promptly provide Purchaser with all books and records as Purchaser may require to meet its financial reporting obligations under applicable law.

(d) Purchaser agrees to use commercially reasonable efforts to promptly provide Sellers with information requested by the Sellers’ for any tax filing obligations.

(e) Sellers agree to provide Purchaser with copies of all notices sent by any landlord under any of the Real Property Leases within three (3) business days of receipt of such notice.

(f) At any time or from time to time after the Closing, at Purchaser’s request and without further consideration, each Seller shall execute and deliver to Purchaser such other reasonable instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information to take other actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Business, Leased Premises, and Assets, and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause such Seller to fulfill its obligations under this Agreement.

13.15 Signatures. This Agreement and any documents delivered in connection therewith may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all parties hereto. Any signatures delivered by telefacsimile shall be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESSES:	RUTH’S CHRIS STEAK HOUSE, INC.

/s/ Tracey R. Pierre	By:	/s/ Craig S. Miller
Name: Craig S. Miller
/s/ Zulma Gonzales	Title: President/CEO

THOMAS J. MORAN, Jr., Individually

/s/ J. Stan Harris	/s/ Thomas J. Moran, Jr.

/s/ Julie Miller

PRIME STEAK – CHICAGO, INC., a Louisiana Corporation

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Secretary and Treasurer

PRIME STEAK – TROY, L.L.C., a Louisiana Limited Liability Company

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Managing Member

PRIME STEAK – NORTHBROOK, L.L.C., a Louisiana Limited Liability Company

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Managing Member

Signature Pages to Asset Purchase Agreement

1

PRIME STEAK – PONTE VEDRA, L.L.C., a Louisiana Limited Liability Company

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Managing Member

PRIME STEAK – DETROIT, INC., a Louisiana Corporation

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Chairman of the Board

PRIME STEAK – MEMPHIS, INC., a Tennessee Corporation

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Secretary

BEKMET, INC., a Tennessee Corporation

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Secretary

PRIME STEAK – JACKSONVILLE, L.L.C., a Louisiana Limited Liability Company

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Managing Member

T.J. MORAN AND ASSOCIATES, INC., a Louisiana Corporation

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Secretary and Treasurer

Signature Pages to Asset Purchase Agreement

2

FOR PURPOSES OF (1) ACKNOWLEDGING THE OBLIGATIONS AND (2) AGREEING TO BE BOUND BY THE TERMS, CONDITIONS AND AGREEMENTS SET FORTH IN ANY SECTION OF THIS AGREEMENT WHERE PERFORMANCE IS REQUIRED, CAPITAL CITY RESTAURANTS, INC., HEREBY INTERVENES IN THIS AGREEMENT.

INTERVENOR:

CAPITAL CITY RESTAURANTS, INC., a Louisiana Corporation

/s/ J. Stan Harris	By:	/s/ Thomas J. Moran, Jr.
Name: Thomas J. Moran, Jr.
/s/ Julie Miller	Title: Secretary

Intervenor Signature Page to Asset Purchase Agreement

1

EXHIBIT A

LIST OF SELLERS

(a)	Thomas J. Moran, Jr., individually;

(b)	Prime Steak – Chicago, Inc., a Louisiana corporation;

(c)	Prime Steak – Troy, L.L.C., a Louisiana limited liability company;

(d)	Prime Steak – Jacksonville, L.L.C., a Louisiana limited liability company;

(e)	Prime Steak – Northbrook, L.L.C., a Louisiana limited liability company;

(f)	Prime Steak – Ponte Vedra, L.L.C., a Louisiana limited liability company;

(g)	Prime Steak – Detroit, Inc., a Louisiana corporation;

(h)	T. J. Moran and Associates, Inc., a Louisiana corporation;

(i)	Prime Steak – Memphis, Inc., a Tennessee corporation; and

(j)	Bekmet, Inc., a Tennessee corporation.

Exhibit A

EXHIBIT A-1

LEVELS OF INVENTORY

Item	Nashville	Memphis	Chicago	Troy	Jacksonville	Northbrook	PVB	Average
Meat	14,223	8,994	7,684	9,096	17,895	4,838	8,189	10,131
Seafood (includes lobster)	3,067	4,754	3,774	1,450	3,603	1,604	2,207	2,923
Other Food	7,775	8,168	10,642	8,900	12,627	6,500	5,558	8,596
Wine	15,302	26,964	30,827	25,400	34,121	22,327	26,493	25,919
Liquor	6,669	12,514	13,976	7,414	11,762	8,721	9,652	10,101
Beer	939	995	1,105	874	1,184	1,175	673	992

Sub Total	47,975	62,388	68,009	53,135	81,192	45,166	52,771	58,662
Smallwares	23,984	28944	30,173	37,069	32,724	39,232	24,888	31,002

Total	71,960	91,332	98,182	90,204	113,916	84,397	77,659	89,664

Exhibit A-1

EXHIBIT B

FORM OF ESTOPPEL CERTIFICATE AND CONSENT TO ASSIGNMENT

THIS ESTOPPEL CERTIFICATE AND CONSENT TO ASSIGNMENT (this “Agreement”) is issued as of                     , 2006 by                                      (the “Landlord”) at the request of Ruth’s Chris Steak House, Inc., a Delaware corporation (“RCSH”) and, if applicable, one or more affiliates to whom it may assign its purchase rights under the Asset Purchase Agreement before closing, including, without limitation, RCSH Operations, L.L.C., a Louisiana limited liability company (“RCSH LCC”) and RCSH Operations, Inc., a California corporation (“RCSH Inc.”) (collectively, RCSH, its assignees. RCSH LLC and RCSH Inc. being referred to hereinafter as the “Assignee”) and                             , a                                          (“Assignor”).

RECITALS

WHEREAS, Assignee and Assignor have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) with Thomas J. Moran, Jr., individually (“Moran”) and the following entities (each also a “Seller” and collectively with Moran, the “Sellers”): Prime Steak – Chicago, Inc., a Louisiana corporation; Prime Steak – Troy, L.L.C, a Louisiana limited liability company; Prime Steak – Jacksonville, L.L.C., a Louisiana limited liability company; Prime Steak – Northbrook, L.L.C., a Louisiana limited liability company; Prime Steak – Ponte Vedra, L.L.C., a Louisiana limited liability company; Prime Steak – Detroit, Inc., a Louisiana corporation; T. J. Moran and Associates, Inc., a Louisiana corporation; Prime Steak – Memphis, Inc., a Tennessee corporation and Bekmet, Inc., a Tennessee corporation and intervening therein, Capital City Restaurants, Inc., a Louisiana corporation;

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor has agreed to assign all of its right, title and interest to that certain lease (the “Lease”) of the property described on Schedule 1 attached hereto and the improvements located thereon (collectively, the “Premises”) and Assignee desires to assume the Lease, a complete copy of the Lease, together with all amendments, supplements and modifications, is attached hereto as Schedule 2 and incorporated herein by this reference;

WHEREAS, Assignor and Assignee intend to enter into that certain Assignment of Lease (the “Assignment”), pursuant to which Assignor will transfer to Assignee, all of Assignor’s right title and interest in and to the Lease and the Premises subject to all of the payments, terms, covenants, obligations, agreements are restrictions set forth in the Assignment; and

WHEREAS, Assignor and Assignee have requested that the Landlord provide an estoppel certificate and consent to the Assignment and the Landlord has agreed to such request on the terms and conditions hereinafter set forth.

Exhibit B

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Landlord hereby certifies and agrees as follows:

1. Certifications.

(a) Landlord certifies that Landlord is the landlord under the Lease and that the Lease is legal, valid, binding and enforceable against Landlord in accordance with its terms. The Lease has not been modified, changed, altered, supplemented or amended in any respect, nor have any provisions thereof been waived.

(b) Landlord certifies that the Lease is valid and in full force and effect on the date hereof. Landlord does not have any agreements including, without limitation, any options, rights of first refusal or similar arrangements, with Assignor pertaining to the Lease or the Premises, other than the Lease.

(c) Landlord certifies that Assignor is the current lessee under the Lease. The rent and other sums due and payable under the Lease have been paid through the date of this Agreement and no default or breach exists on the part of the Assignor. No event has occurred and no condition exists that constitutes, or that would constitute with the giving of notice or the lapse of time or both, a default by Landlord or, to the knowledge of Landlord, by Assignor under the Lease. To the knowledge of Landlord, Landlord has no existing defenses or offsets against the enforcement of the Lease by Assignor.

(d) Landlord certifies that the Lease is assignable to Assignee and hereby consents and agrees to Assignor’s assignment of its right, title and interest in and to the Lease and the Premises to Assignee, its successors or assigns and certifies that the Lease will continue to be legal, valid, binding and enforceable against Landlord on identical terms following the Closing (as defined in the Asset Purchase Agreement).

(e) Landlord certifies that it has sent no notices of termination to Assignor nor does Landlord intend to cancel or terminate the Lease or exercise any options thereunder.

(f) Landlord certifies that there have been no disputes, oral agreement(s), temporary waivers or forbearances in effect as to the Lease nor has Landlord or to the best of Landlord’s knowledge, any other party to the Lease repudiated any provision thereof.

2. Authority. Landlord represents, warrants and acknowledges that Landlord has full power and authority to execute and deliver this Agreement as the only party constituting the lessor under the Lease, without the requirement of consent from a notice to any other party.

3. The Asset Purchase Agreement. Nothing contained in this Agreement shall be deemed to supersede any of the obligations, agreements, covenants or warranties of Assignee or Assignor contained in the Asset Purchase Agreement.

4. Release of Seller. Effective as of the Closing, Landlord hereby releases each of the Sellers from any and all liability occurring under the Lease after the date of the Closing.

Exhibit B

Nothing herein shall be construed as releasing any of the Sellers from liability for obligations under the Lease which arise prior to the date of the Closing.

5. Modification. This Agreement may not be modified except by an agreement in writing signed by Landlord, Assignee and Assignor, or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon Landlord, Assignee and Assignor, and their respective heirs, representatives, successors and assigns.

6. Counterparts. This Agreement may be executed in any number counterparts, all of which when so executed shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

LANDLORD:

By:
Name:
Title:

Exhibit B

SCHEDULE 1

DESCRIPTION OF PREMISES

Schedule 1 to Exhibit B

SCHEDULE 2

DESCRIPTION OF LEASE

Schedule 2 to Exhibit B

EXHIBIT C

FORM OF BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”), dated                     , 2006, is from [                    , a                     ] (“Seller”) to [Ruth’s Chris Steak House, Inc., a Delaware corporation (“RCSH”) and, if applicable, one or more affiliates to whom it may assign its purchase rights under the Asset Purchase Agreement before closing] including, without limitation, RCSH Operations, L.L.C., a Louisiana limited liability company (“RCSH LCC”) and RCSH Operations, Inc., a California corporation (“RCSH Inc.”) (collectively, RCSH, its assignees, RCSH LLC and RCSH Inc. being referred to hereinafter as the “Purchaser”).

Capitalized terms used but not otherwise defined in this Bill of Sale shall have the meanings ascribed to them in that certain Asset Purchase Agreement by and between Purchaser, Thomas J. Moran, Jr., individually, and the following entities (each a “Seller” and collectively with Moran the “Sellers”): Prime Steak – Chicago, Inc., a Louisiana corporation; Prime Steak – Troy, L.L.C., a Louisiana limited liability company; Prime Steak – Jacksonville, L.L.C., a Louisiana limited liability company; Prime Steak – Northbrook, L.L.C., a Louisiana limited liability company; Prime Steak – Ponte Vedra, L.L.C., a Louisiana limited liability company; Prime Steak – Detroit, Inc., a Louisiana corporation; T. J. Moran and Associates, Inc., a Louisiana corporation; Prime Steak – Memphis, Inc., a Tennessee corporation and Bekmet, Inc., a Tennessee Corporation and intervening therein, Capital City Restaurants, Inc., a Louisiana corporation (the “Asset Purchase Agreement”).

For the good and valuable consideration specified in the Asset Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby bargain, grant, sell, convey, assign, transfer and deliver, free and clear of all Liens (except for Permitted Encumbrances), unto Purchaser, its successors and assigns, all of Sellers’ right, title and interest in, to the Sellers’ Assets as further described in Section 2.01 of the Asset Purchase Agreement.

TO HAVE AND TO HOLD said Assets unto Purchaser, its successors and assigns, to and for its or their use forever.

This Bill of Sale is subject to the terms and conditions (including the representations and warranties) contained in the Asset Purchase Agreement.

This Bill of Sale shall be binding upon Seller, and shall inure to the benefit of, and be enforceable by, Purchaser and its respective successors and assigns.

This Bill of Sale may be executed in any number of counterparts, all of which when so executed shall be deemed to constitute on and the same instrument.

This Bill of Sale shall be governed by, interpreted and enforced in accordance with Louisiana law without the application of any conflicts of law provisions.

Exhibit C

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale effective as of the day and year first above written.

WITNESSES:	[SELLER]

Exhibit C

Signature Page

EXHIBIT D

FORM OF ASSIGNMENT OF LEASE

This ASSIGNMENT OF LEASE (this “Assignment”) is entered into as of the          day of                     , 2006, by and between                             , a Louisiana                          (“Assignor”) and Ruth’s Chris Steak House, Inc., a Delaware corporation (“RCSH”) and, if applicable, one or more affiliates to whom it may assign its purchase rights under the Asset Purchase Agreement before closing] including, without limitation, RCSH Operations, L.L.C., a Louisiana limited liability company (“RCSH LCC”) and RCSH Operations, Inc., a California corporation (“RCSH Inc.”) (collectively, RCSH, its assignees, RCSH LLC and RCSH Inc. being referred to hereinafter as “Assignee”).

WHEREAS, Assignee and Assignor have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) with Thomas J. Moran, Jr., individually (“Moran”) and the following entities (each also a “Seller” and collectively with Moran, the “Sellers”): Prime Steak – Chicago, Inc., a Louisiana corporation; Prime Steak – Troy, L.L.C., a Louisiana limited liability company; Prime Steak – Jacksonville, L.L.C., a Louisiana limited liability company; Prime Steak – Northbrook, L.L.C., a Louisiana limited liability company; Prime Steak – Ponte Vedra, L.L.C., a Louisiana limited liability company; Prime Steak – Detroit, Inc., a Louisiana corporation; T. J. Moran and Associates, Inc., a Louisiana corporation; Prime Steak – Memphis, Inc., a Tennessee corporation and Bekmet, Inc., a Tennessee corporation and intervening therein, Capital City Restaurants, Inc., a Louisiana corporation; and

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor desires to assign all of its right, title and interest to that certain lease (the “Lease”) of the property described on Schedule 1 attached hereto and the improvements located thereon (the “Premises”) and Assignee desires to assume the Lease currently existing on the Premises, a complete copy of the Lease, together with all amendments, supplements and modifications, is attached hereto as Schedule 2 and incorporated herein by this reference.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor conveys, transfers, grants, delivers to and assigns to Assignee all of Assignor’s right, title and interest in and to the Lease and the Premises, [together with the right to receive any and all sums and proceeds arising out of the Lease received from and after the date of conveyance of the Lease and the Premises, including any uncollected rent attributable to any period prior to the Closing Date.]

2. Assumption. Assignee hereby accepts the assignment and transfer of the Lease and after giving effect to the assignment and transfer of the Lease, assumes and agrees to be bound by the terms thereof and to pay, perform and fully discharge, in accordance with their respective terms, the payment and performance liabilities and obligations of Assignor under the Lease.

Exhibit D

3. Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

4. Construction; Definitions. This Assignment shall be governed by, interpreted and enforced, in accordance with Louisiana law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement.

5. Survival and Binding Agreement. The terms and conditions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

6. Counterparts. This Assignment may be executed in counterparts, which taken together shall constitute one original instrument.

[Signatures on following page]

Exhibit D

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed and delivered as of the day and year first written above.

ASSIGNOR:

[Insert Name]

By:
Name:
Title:

ASSIGNEE:

[Insert Name]

By:
Name:
Title:

Exhibit D

Signature Page

SCHEDULE 1

DESCRIPTION OF PREMISES

Schedule 1 to Exhibit D

SCHEDULE 2

DESCRIPTION OF LEASE

Schedule 2 to Exhibit D

EXHIBIT E

FORM OF CONFIDENTIALITY AND NON COMPETITION AGREEMENT

THIS CONFIDENTIALITY AND NON COMPETITION AGREEMENT (this “Agreement”) is made and entered into this              day of             , 2006, between Ruth’s Chris Steak House, Inc., a Delaware corporation (“Company”), and Thomas J. Moran, Jr. (“Moran”).

RECITALS

WHEREAS, Company, as a result of the expenditure of time, skill, effort and money, developed and owns a unique System (the “System”) for the development and operation of full-service restaurants under the name and mark Ruth’s Chris Steak House (“RCSH Restaurants”);

WHEREAS, the System includes, but is not limited to, certain trade names, service marks, trademarks, symbols, logos, emblems and indicia of origin, including, but not limited to, the mark Ruth’s Chris Steak House and such other trade names, service marks, trademarks, symbols, logos, emblems and indicia of origin as Company may develop in the future to identify for the public the source of services and products marketed under such marks (“Marks”) and under the System and representing the System’s high standards of quality, appearance and service; special recipes and menu items; uniform standards, specifications and procedures for operations; quality and uniformity of products and services offered; procedures for inventory and management and financial control; training and assistance; and advertising and promotional programs; all of which may be changed, improved and further developed by Company from time to time and are used by Company in connection with the operation of the System (“Trade Secrets”);

WHEREAS, the Marks and Trade Secrets provide economic advantages to Company and many are not generally known to, and are not readily ascertainable by proper means by, Company’s competitors who could obtain economic value from knowledge and use of the Marks and Trade Secrets;

WHEREAS, Company has taken and intends to take all reasonable steps to maintain the confidentiality and secrecy of the Trade Secrets;

WHEREAS, Company has previously granted Moran and certain of his Affiliates (defined below) certain franchise rights, including use of the System and the Trade Secrets, relating to the ownership operation and development of one or more franchise restaurants in Louisiana, Florida, Illinois, Michigan and Tennessee pursuant to certain agreements described on Schedule 1 attached hereto (collectively, the “Franchise Agreements”);

WHEREAS, Company and, if applicable, one or more affiliates to whom it may assign its purchase rights under the Asset Purchase Agreement before closing including, without limitation, RCSH Operations, L.L.C., a Louisiana limited liability company (“RCSH LCC”) and RCSH Operations, Inc., a California corporation (“RCSH Inc.”) and Moran have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) with the following Affiliates of Moran (together with Moran, collectively, the “Sellers”): Prime Steak – Chicago, Inc., a

Exhibit E

Louisiana corporation; Prime Steak – Troy, L.L.C., a Louisiana limited liability company; Prime Steak – Jacksonville, L.L.C., a Louisiana limited liability company; Prime Steak – Northbrook, L.L.C., a Louisiana limited liability company; Prime Steak – Ponte Vedra, L.L.C., a Louisiana limited liability company; Prime Steak – Detroit, Inc., a Louisiana corporation; T. J. Moran and Associates, Inc., a Louisiana corporation; Prime Steak – Memphis, Inc., a Tennessee corporation and Bekmet, Inc., a Tennessee corporation and intervening therein, Capital City Restaurants, Inc., a Louisiana corporation;

WHEREAS, effective as of the Closing Date, all of the Franchise Agreements will be terminated with the exception of the Franchise Agreement for the franchised RCSH Restaurant located in Baton Rouge, Louisiana (the “Baton Rouge Franchise Agreement”).

WHEREAS, Company and Moran have agreed on the importance to Company and other licensed users of the System of restricting use, access and dissemination of the Trade Secrets and the Sellers have agreed in Section 6.8 of the Asset Purchase Agreement that the Company’s obligation to purchase the Assets (as defined in the Asset Purchase Agreement) is subject to the condition that Moran enter into this Agreement; and

WHEREAS, in order to induce Company to consummate the purchase under the Asset Purchase Agreement on the Closing Date (as defined in the Asset Purchase Agreement) Moran is willing to execute, deliver, perform and be bound by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the parties agree as follows:

A.	Defined Terms

1. “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person, whether through ownership of voting equity interests, by contract or otherwise.

2. “Closing Date” has the meaning set forth in the Asset Purchase Agreement.

3. “Person” means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental entity, association, unincorporated organization or other entity.

4. “Territory” means, collectively, (a) the United States of America and its territories, (b) any country, province, state or geographic area in which Company (i) has used, sought registration of or registered the same or similar Marks or (ii) operates or licenses others to operate a business under the same or similar Marks, (c) any country, province, state or geographic area (i) where any RCSH Restaurants is, or is intended to be located or (ii) within a fifty (50) mile radius of the location of any RCSH Restaurants or food service facility in existence or under construction or where land has been purchased or a lease executed for the construction of a RCSH Restaurant or other food service facility.

Exhibit E

B.	Confidentiality Agreement

1. Company has disclosed to Moran and certain of his Affiliates some or all of the Trade Secrets relating to the System and not generally known by the public or competitors. All confidential information and materials not generally known by the public or competitors, including, without limitation, any Guidelines, drawings, specifications, techniques and compilations of data which Company provided to Moran and certain of his Affiliates will be deemed confidential Trade Secrets for the purposes of this Agreement.

2. Moran and certain of his Affiliates previously received the Trade Secrets in confidence and will, at all times, maintain them, or cause them to be maintained, in confidence and Moran will not, and will cause his Affiliates not to, at any time disclose or permit the disclosure of the Trade Secrets unless required by law.

3. With respect to those Franchise Agreements and related rights to be terminated in accordance with Section 9.9 of the Asset Purchase Agreement effective as of the Closing Date (the “Terminated Franchise Agreements”), Moran will not, and will cause his Affiliates not to, at any time make copies of any documents or compilations containing some or all of the Trade Secrets without Company’s express written permission unless required to be disclosed to professionals (attorneys, accountants, etc) or by law.

4. On the Closing Date, with respect to the Terminated Franchise Agreements, Moran will surrender, and will cause his Affiliates to surrender, any material containing some or all of the Trade Secrets to Company, unless otherwise required under the Franchise Agreements to surrender such materials on an earlier date.

5. Moran will not, and will cause his Affiliates not to, at any time, directly or indirectly, do any act or omit to do any act that could or would likely be injurious or prejudicial to the goodwill associated with the Trade Secrets and the System.

6. All Guidelines were loaned by Company to Moran and certain of his Affiliates for limited purposes only and remain the property of Company and may not be reproduced, in whole or in part, without Company’s written consent unless required to be disclosed to professionals (attorneys, accountants, etc) or by law. With respect to the Terminated Franchise Agreements, Moran will, and will cause his Affiliates to, surrender the Guidelines to Company on the Closing Date, unless otherwise required under the Franchise Agreements to surrender the guidelines on an earlier date.

C.	Agreement Not to Compete

1. In consideration of the purchase price paid by Company on the Closing Date to Moran and his Affiliates pursuant to the Asset Purchase Agreement and in order to protect the goodwill and unique qualities of the System, the confidentiality and value of the Trade Secrets, and the goodwill associated with the Assets acquired pursuant to the Asset Purchase Agreement, Moran agrees and covenants that during the term of the Baton Rouge Franchise Agreement and for a period of two years after the termination thereof (the “Non Compete Period”):

a. Not to, and will cause his Affiliates not to, divert, or attempt to divert, directly or indirectly, any business, business opportunity, or customer of the RCSH Restaurants to any competitor.

Exhibit E

b. Not to, and will cause his Affiliates not to, knowingly employ, or seek to employ, any person who is at the time (or has been within the preceding six (6) months) employed by (i) Company, or any of its Affiliates, (ii) by Moran or any of his Affiliates that are Sellers under the Asset Purchase Agreement or (iii) by any other franchisee or developer of Company, or otherwise directly or indirectly induce such person to leave that person’s employment. Nothing in this Agreement shall prohibit the Sellers from hiring any current employee not hired by Company within thirty (30) days of the Closing Date or any employee of the Company whose employment is terminated by Company for any reason.

c. Not to directly or indirectly, for himself or through, on behalf of, or in conjunction with any person, partnership or corporation, without the prior written consent of Company, own, maintain, operate, engage in or have any financial or beneficial interest of five percent (5%) or more of any publicly-traded company in (including any interest in corporations, partnerships, trusts, unincorporated associations or joint ventures), advise, assist or make loans to, any restaurant business that is of a character and concept similar to the RCSH Restaurants, including any fine dining restaurant that offers prime steak as a primary menu item, and which business is located in the Territory.

d. Not to, and will cause his Affiliates not to, solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other Person who has a business relationship with Company, any Affiliate of Company, or had a business relationship with any Seller under the Asset Purchase Agreement to which the Company or any Affiliate of the Company succeeded, to discontinue or reduce the extent or scope of such relationship with Company or any Affiliate of the Company.

D.	Miscellaneous

1. This Agreement shall not include Moran’s or any of his Affiliates (as defined in the Asset Purchase Agreement) ownership in and operation of the franchised RCSH Restaurant located in Baton Rouge, Louisiana pursuant to and in accordance with the Baton Rouge Franchise Agreement or Moran’s or any of his Affiliates ownership in and operation of “Ninfa’s Mexican Restaurant”, “T.J. Ribs”, “Montana’s Rib and Chop House” and/or “Ruffino’s” restaurants, provided, that, at no time during the Non Compete Period shall (i) the “Ninfa’s Mexican Restaurant”, “T.J. Ribs”, “Montana’s Rib and Chop House” and/or “Ruffino’s” or any other restaurant owned or operated by Moran or any of his Affiliates feature prime steak as a primary menu item or (ii) Moran or any of his Affiliates undertake any significant expansion or change the location of the existing franchised RCSH Restaurant located in Baton Rouge, Louisiana that is the subject of the Baton Rouge Franchise Agreement.

2. On the Closing Date, Moran shall execute this Agreement.

3. Moran agrees that in the event of a breach of this Agreement, Company would be irreparably injured and be without an adequate remedy at law. Therefore, in the event of such a

Exhibit E

breach, or attempted breach of any of the provisions hereof, Company will be entitled to enforce the provisions of this Agreement and will be entitled, in addition to any other remedies which are made available to it at law or in equity, to an injunction prohibiting such breach.

4. The non-prevailing party agrees to pay all reasonable expenses (including court costs and reasonable attorneys’ fees) incurred by the prevailing party (as determined by the court) in enforcing this Agreement.

5. Any failure by Company to object to or take action with respect to any breach of any provision of this Agreement by Moran will not operate or be construed as a waiver of or consent to that breach or any subsequent breach by Moran.

6. Moran acknowledges the receipt and adequacy of the consideration payable under the Asset Purchase Agreement, a portion of which is good and valuable consideration in exchange for Moran making the covenants contained in this Agreement, and agreeing to be legally bound by the covenants contained in this Agreement (and all other terms hereof).

7. Moran acknowledges (i) his responsibility to cause the Sellers and his other Affiliates to comply with the limitations in this Agreement and (ii) that any action taken by any of the Sellers or his other Affiliates that would, if taken by Moran directly, constitute a breach of this Agreement shall constitute a breach for which Moran is liable hereunder.

8. MORAN HEREBY IRREVOCABLY SUBMITS HIMSELF TO THE JURISDICTION OF THE STATE AND THE FEDERAL DISTRICT COURTS LOCATED IN THE STATE, COUNTY OR JUDICIAL DISTRICT IN WHICH THE COMPANY’S PRINCIPAL PLACE OF BUSINESS IS LOCATED. MORAN HEREBY WAIVES ALL QUESTIONS OF PERSONAL JURISDICTION OR VENUE FOR THE PURPOSE OF CARRYING OUT THIS PROVISION. MORAN HEREBY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON HIM IN ANY PROCEEDING RELATING TO OR ARISING UNDER THIS AGREEMENT OR THE RELATIONSHIP CREATED BY THIS AGREEMENT BY ANY MEANS ALLOWED BY APPLICABLE STATE OR FEDERAL LAW. MORAN FURTHER AGREES THAT VENUE FOR ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE THE STATE OR FEDERAL COURTS WITH JURISDICTION OVER SEMINOLE COUNTY, FLORIDA; PROVIDED, HOWEVER, WITH RESPECT TO ANY ACTION WHICH INCLUDES INJUNCTIVE RELIEF OR OTHER EXTRAORDINARY RELIEF, COMPANY MAY BRING SUCH ACTION IN ANY COURT IN ANY STATE WHICH HAS JURISDICTION.

9. This Agreement, together with the Confidentiality and Non Competition Agreement (Louisiana) between Company and Moran of even date herewith, constitutes the entire contract among the parties relating to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof, including, without limitation, the provisions of the Franchise Agreements that cover the same or similar subject matter. This Agreement may be modified only by a duly authorized writing executed by all parties.

Exhibit E

10. All notices and demands required to be given hereunder will be in writing and will be sent by personal delivery, expedited delivery service, certified or registered mail, return receipt requested, first-class postage prepaid, facsimile, telegram or telex (provided that the sender confirms the facsimile, telegram or telex by sending an original confirmation copy by certified or registered mail or expedited delivery service within three (3) business days after transmission), to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other parties.

If directed to Company, the notice will be addressed to:

Ruth’s Chris Steak House Franchise, Inc.

500 International Pkwy, Suite 100, Heathrow FL 32746

Facsimile: (407) 833-9625

Attention: General Counsel

If directed to Moran, the notice will be addressed to:

Thomas J. Moran, Jr.

570 Ocean Drive, Suite 202, Juno Beach, Florida 33401

Facsimile:

with a copy to:

[Entity Name], Stan Harris, President

2354 S. Acadian Thruway, Suite C, Baton Rouge, Louisiana 70808

Facsimile:

Any notices sent by personal delivery will be deemed given upon receipt. Any notices given by telex or facsimile will be deemed given upon transmission, provided confirmation is made as provided above. Any notice sent by expedited delivery service or registered or certified mail will be deemed given three (3) business days after the time of mailing. Any change in the foregoing addresses will be effected by giving fifteen (15) days written notice of such change to the other parties. Business days for the purpose of this agreement excludes Saturday, Sunday and the following national holidays: New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving and Christmas.

11. The rights and remedies of Company under this Agreement are fully assignable and transferable and will inure to the benefit of its respective Affiliates, successors and assigns. The respective obligations of Moran hereunder may not be assigned by Moran without the prior written consent of Company.

12. Moran hereby represents to Company that Moran has read and understands, and agrees to be bound by, the terms of this Agreement. Moran acknowledges that the geographic scope and duration of the covenants contained in this Agreement are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the goodwill acquired by Company via the Asset Purchase Agreement, (ii) the nature and wide geographic scope of the

Exhibit E

operations of Company, and (iii) the fact that Company’s business is conducted throughout, and derived from, the entire geographic area where competition is restricted by this Agreement.

13. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Agreement invalid or unenforceable. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signatures on following page]

Exhibit E

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as witnessed by their signatures below.

COMPANY:

RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation

ATTEST:

By:
Witness/Print Name:	Name:	Thomas J. Pennison, Jr.
	Title:	Chief Financial Officer

Witness/Print Name:

MORAN:

Thomas J. Moran, Jr.

Witness/Print Name:

Witness/Print Name:

Exhibit E

Signature Page

SCHEDULE 1

Schedule 1 to Exhibit E

FORM OF CONFIDENTIALITY AND NON COMPETITION AGREEMENT

(LOUISIANA)

THIS CONFIDENTIALITY AND NON COMPETITION AGREEMENT (this “Agreement”) is made and entered into this              day of             , 2006, between Ruth’s Chris Steak House, Inc., a Delaware corporation (“Company”), and Thomas J. Moran, Jr. (“Moran”).

RECITALS

WHEREAS, Company, as a result of the expenditure of time, skill, effort and money, developed and owns a unique System (the “System”) for the development and operation of full-service restaurants under the name and mark Ruth’s Chris Steak House (“RCSH Restaurants”);

WHEREAS, the System includes, but is not limited to, certain trade names, service marks, trademarks, symbols, logos, emblems and indicia of origin, including, but not limited to, the mark Ruth’s Chris Steak House and such other trade names, service marks, trademarks, symbols, logos, emblems and indicia of origin as Company may develop in the future to identify for the public the source of services and products marketed under such marks (“Marks”) and under the System and representing the System’s high standards of quality, appearance and service; special recipes and menu items; uniform standards, specifications and procedures for operations; quality and uniformity of products and services offered; procedures for inventory and management and financial control; training and assistance; and advertising and promotional programs; all of which may be changed, improved and further developed by Company from time to time and are used by Company in connection with the operation of the System (“Trade Secrets”);

WHEREAS, the Marks and Trade Secrets provide economic advantages to Company and many are not generally known to, and are not readily ascertainable by proper means by, Company’s competitors who could obtain economic value from knowledge and use of the Marks and Trade Secrets;

WHEREAS, Company has taken and intends to take all reasonable steps to maintain the confidentiality and secrecy of the Trade Secrets;

WHEREAS, Company has previously granted Moran and certain of his Affiliates (defined below) certain franchise rights, including use of the System and the Trade Secrets, relating to the ownership operation and development of one or more franchise restaurants in several states pursuant to various franchise agreements described on Schedule 1 attached hereto (collectively, the “Franchise Agreements”);

WHEREAS, Company and, if applicable, one or more affiliates to whom it may assign its purchase rights under the Asset Purchase Agreement before closing including, without limitation, RCSH Operations, L.L.C., a Louisiana limited liability company (“RCSH LCC”) and RCSH Operations, Inc., a California corporation (“RCSH Inc.”) and Moran have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) with the following Affiliates of Moran (together with Moran, collectively, the “Sellers”): Prime Steak – Chicago, Inc., a Louisiana corporation; Prime Steak – Troy, L.L.C., a Louisiana limited liability company; Prime

Exhibit E (Louisiana)

Steak – Jacksonville, L.L.C., a Louisiana limited liability company; Prime Steak – Northbrook, L.L.C., a Louisiana limited liability company; Prime Steak – Ponte Vedra, L.L.C., a Louisiana limited liability company; Prime Steak – Detroit, Inc., a Louisiana corporation; T. J. Moran and Associates, Inc., a Louisiana corporation; Prime Steak – Memphis, Inc., a Tennessee corporation and Bekmet, Inc., a Tennessee corporation and intervening therein, Capital City Restaurants, Inc., a Louisiana corporation;

WHEREAS, effective as of the Closing Date, all of the Franchise Agreements will be terminated with the exception of the Franchise Agreement for the franchised RCSH Restaurant located in Baton Rouge, Louisiana (the “Baton Rouge Franchise Agreement”).

WHEREAS, Company and Moran have agreed on the importance to Company and other licensed users of the System of restricting use, access and dissemination of the Trade Secrets and the Sellers have agreed in Section 6.8 of the Asset Purchase Agreement that the Company’s obligation to purchase the Assets (as defined in the Asset Purchase Agreement) is subject to the condition that Moran enter into this Agreement; and

WHEREAS, in order to induce Company to consummate the purchase under the Asset Purchase Agreement on the Closing Date (as defined in the Asset Purchase Agreement) Moran is willing to execute, deliver, perform and be bound by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the parties agree as follows:

A.	Defined Terms

1. “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person, whether through ownership of voting equity interests, by contract or otherwise.

2. “Closing Date” has the meaning set forth in the Asset Purchase Agreement.

3. “Person” means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental entity, association, unincorporated organization or other entity.

4. “Territory” means the following parishes in the State of Louisiana: Orleans, Jefferson, St. Bernard, Plaquemines, St. Tammany, St. Charles, Lafouche, St. John the Baptist, Tangipahoa, East Baton Rouge, West Baton Rouge, Livingston, Ascension, Iberville, St. Helena, East Feliciana, West Feliciana, Pointe Coupee, LaSalle, Grant, Rapides, Avoyelles, Natchitoches, Evangeline, Vernon, St. Landry, Acadia, Lafayette, Iberia, St. Martin, Vermillion, Jefferson Davis, Cameron, Calcasieu, Ouachita, Jackson, Lincoln, Union, Morehouse, Richland, Caldwell, bossier, Webster, Caddo, DeSoto, Red River and Bienville.

B.	Confidentiality Agreement

1. Company has disclosed to Moran and certain of his Affiliates some or all of the Trade Secrets relating to the System and not generally known by the public or competitors. All

Exhibit E (Louisiana)

confidential information and materials not generally known by the public or competitors, including, without limitation, any Guidelines, drawings, specifications, techniques and compilations of data which Company provided to Moran and certain of his Affiliates will be deemed confidential Trade Secrets for the purposes of this Agreement.

2. Moran and certain of his Affiliates previously received the Trade Secrets in confidence and will, at all times, maintain them, or cause them to be maintained, in confidence and Moran will not, and will cause his Affiliates not to, at any time disclose or permit the disclosure of the Trade Secrets unless required by law.

3. Moran will not, and will cause his Affiliates not to, at any time make copies of any documents or compilations containing some or all of the Trade Secrets without Company’s express written permission unless required to be disclosed to professionals (attorneys, accountants, etc) or by law.

4. On the termination of the Baton Rouge Franchise Agreement, Moran will surrender, and will cause his Affiliates to surrender, any material containing some or all of the Trade Secrets to Company, unless otherwise required under the Baton Rouge Franchise Agreement to surrender such materials on an earlier date.

5. Moran will not, and will cause his Affiliates not to, at any time, directly or indirectly, do any act or omit to do any act that could or would likely be injurious or prejudicial to the goodwill associated with the Trade Secrets and the System.

6. All Guidelines were loaned by Company to Moran and certain of his Affiliates for limited purposes only and remain the property of Company and may not be reproduced, in whole or in part, without Company’s written consent unless required to be disclosed to professionals (attorneys, accountants, etc) or by law. On the termination of the Baton Rouge Franchise Agreement, Moran will, and will cause his Affiliates to, surrender the Guidelines to Company, unless otherwise required under the Baton Rouge Franchise Agreements to surrender the guidelines on an earlier date.

C.	Agreement Not to Compete

1. In consideration of the purchase price paid by Company on the Closing Date to Moran and his Affiliates pursuant to the Asset Purchase Agreement and in order to protect the goodwill and unique qualities of the System, the confidentiality and value of the Trade Secrets, and the goodwill associated with the Assets acquired pursuant to the Asset Purchase Agreement, Moran agrees and covenants that during the term of the Baton Rouge Franchise Agreement and for a period of two years after the termination thereof (the “Non Compete Period”):

a. Not to, and will cause his Affiliates not to, divert, or attempt to divert, directly or indirectly, any business, business opportunity, or customer of the RCSH Restaurants to any competitor.

b. Not to, and will cause his Affiliates not to, knowingly employ, or seek to employ, any person who is at the time (or has been within the preceding six (6) months) employed by (i) Company, or any of its Affiliates, (ii) by Moran or any of his Affiliates that are sellers under

Exhibit E (Louisiana)

the Asset Purchase Agreement or (iii) by any other franchisee or developer of Company, or otherwise directly or indirectly induce such person to leave that person’s employment. Nothing in this Agreement shall prohibit the Sellers from hiring any current employee not hired by Company within thirty (30) days of the Closing Date or any employee of the Company whose employment is terminated by Company for any reason.

c. Not to directly or indirectly, for himself or through, on behalf of, or in conjunction with any person, partnership or corporation, without the prior written consent of Company, own, maintain, operate, engage in or have any financial or beneficial interest of five percent (5%) or more of any publicly-traded company in (including any interest in corporations, partnerships, trusts, unincorporated associations or joint ventures), advise, assist or make loans to, any restaurant business that is of a character and concept similar to the RCSH Restaurants, including any fine dining restaurant that offers prime steak as a primary menu item, and which business is located in the Territory.

d. Not to, and will cause his Affiliates not to, solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other Person who has a business relationship with Company, any Affiliate of Company, or had a business relationship with any Seller under the Asset Purchase Agreement to which the Company or any Affiliate of the Company succeeded, to discontinue or reduce the extent or scope of such relationship with Company or any Affiliate of Company.

D.	Miscellaneous

1. This Agreement shall not include Moran’s or any of his Affiliates (as defined in the Asset Purchase Agreement) ownership in and operation of the franchised RCSH Restaurant located in Baton Rouge, Louisiana pursuant to and in accordance with the Baton Rouge Franchise Agreement or Moran’s or any of his Affiliates ownership in and operation of “Ninfa’s Mexican Restaurant”, “T.J. Ribs”, “Montana’s Rib and Chop House” and/or “Ruffino’s” restaurants, provided, that, at no time during the Non Compete Period shall (i) the “Ninfa’s Mexican Restaurant”, “T.J. Ribs”, “Montana’s Rib and Chop House” and/or “Ruffino’s” or any other restaurant owned or operated by Moran or any of his Affiliates feature prime steak as a primary menu item or (ii) Moran or any of his Affiliates undertake any significant expansion or change the location of the existing franchised RCSH Restaurant located in Baton Rouge, Louisiana that is the subject of the Baton Rouge Franchise Agreement.

2. On the Closing Date, Moran shall execute this Agreement.

3. Moran agrees that in the event of a breach of this Agreement, Company would be irreparably injured and be without an adequate remedy at law. Therefore, in the event of such a breach, or attempted breach of any of the provisions hereof, Company will be entitled to enforce the provisions of this Agreement and will be entitled, in addition to any other remedies which are made available to it at law or in equity, to an injunction prohibiting such breach.

4. The non-prevailing party agrees to pay all reasonable expenses (including court costs and reasonable attorneys’ fees) incurred by the prevailing party (as determined by the court) in enforcing this Agreement.

Exhibit E (Louisiana)

5. Any failure by Company to object to or take action with respect to any breach of any provision of this Agreement by Moran will not operate or be construed as a waiver of or consent to that breach or any subsequent breach by Moran.

6. Moran acknowledges the receipt and adequacy of the consideration payable under the Asset Purchase Agreement, a portion of which is good and valuable consideration in exchange for Moran making the covenants contained in this Agreement, and agreeing to be legally bound by the covenants contained in this Agreement (and all other terms hereof).

7. Moran acknowledges (i) his responsibility to cause the Sellers and his other Affiliates to comply with the limitations in this Agreement and (ii) that any action taken by any of the Sellers or his other Affiliates that would, if taken by Moran directly, constitute a breach of this Agreement shall constitute a breach for which Moran is liable hereunder.

8. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES. MORAN HEREBY IRREVOCABLY SUBMITS HIMSELF TO THE JURISDICTION OF THE STATE AND THE FEDERAL DISTRICT COURTS LOCATED IN THE STATE, COUNTY OR JUDICIAL DISTRICT IN WHICH THE COMPANY’S PRINCIPAL PLACE OF BUSINESS IS LOCATED. MORAN HEREBY WAIVES ALL QUESTIONS OF PERSONAL JURISDICTION OR VENUE FOR THE PURPOSE OF CARRYING OUT THIS PROVISION. MORAN HEREBY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON HIM IN ANY PROCEEDING RELATING TO OR ARISING UNDER THIS AGREEMENT OR THE RELATIONSHIP CREATED BY THIS AGREEMENT BY ANY MEANS ALLOWED BY APPLICABLE STATE OR FEDERAL LAW. MORAN FURTHER AGREES THAT VENUE FOR ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE THE STATE OR FEDERAL COURTS WITH JURISDICTION OVER SEMINOLE COUNTY, FLORIDA; PROVIDED, HOWEVER, WITH RESPECT TO ANY ACTION WHICH INCLUDES INJUNCTIVE RELIEF OR OTHER EXTRAORDINARY RELIEF, COMPANY MAY BRING SUCH ACTION IN ANY COURT IN ANY STATE WHICH HAS JURISDICTION.

9. This Agreement, together with the Confidentiality and Non Competition Agreement between Company and Moran of even date herewith, constitutes the entire contract among the parties relating to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof, including, without limitation, the provisions of the Franchise Agreements that cover the same or similar subject matter. This Agreement may be modified only by a duly authorized writing executed by all parties.

10. All notices and demands required to be given hereunder will be in writing and will be sent by personal delivery, expedited delivery service, certified or registered mail, return receipt requested, first-class postage prepaid, facsimile, telegram or telex (provided that the sender confirms the facsimile, telegram or telex by sending an original confirmation copy by certified or registered mail or expedited delivery service within three (3) business days after transmission), to

Exhibit E (Louisiana)

the respective parties at the following addresses unless and until a different address has been designated by written notice to the other parties.

If directed to Company, the notice will be addressed to:

Ruth’s Chris Steak House Franchise, Inc.

500 International Pkwy, Suite 100, Heathrow FL 32746

Facsimile: (407) 833-9625

Attention: General Counsel

If directed to Moran, the notice will be addressed to:

Thomas J. Moran, Jr.

570 Ocean Drive, Suite 202, Juno Beach, Florida 33401

Facsimile:

with a copy to:

[Entity Name], Stan Harris, President

2354 S. Acadian Thruway, Suite C, Baton Rouge, Louisiana 70808

Facsimile:

Any notices sent by personal delivery will be deemed given upon receipt. Any notices given by telex or facsimile will be deemed given upon transmission, provided confirmation is made as provided above. Any notice sent by expedited delivery service or registered or certified mail will be deemed given three (3) business days after the time of mailing. Any change in the foregoing addresses will be effected by giving fifteen (15) days written notice of such change to the other parties. Business days for the purpose of this agreement excludes Saturday, Sunday and the following national holidays: New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving and Christmas.

11. The rights and remedies of Company under this Agreement are fully assignable and transferable and will inure to the benefit of its respective Affiliates, successors and assigns. The respective obligations of Moran hereunder may not be assigned by Moran without the prior written consent of Company.

12. Moran hereby represents to Company that Moran has read and understands, and agrees to be bound by, the terms of this Agreement. Moran acknowledges that the geographic scope and duration of the covenants contained in this Agreement are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the goodwill acquired by Company via the Asset Purchase Agreement, (ii) the nature and wide geographic scope of the operations of Company, and (iii) the fact that Company’s business is conducted throughout, and derived from, the entire geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Agreement invalid or unenforceable.

Exhibit E (Louisiana)

13. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Agreement invalid or unenforceable. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signatures on following page]

Exhibit E (Louisiana)

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as witnessed by their signatures below.

COMPANY:

RUTH’S CHRIS STEAK HOUSE, INC., a Delaware corporation

ATTEST:

By:
Witness/Print Name:	Name:	Thomas J. Pennison, Jr.
	Title:	Chief Financial Officer

Witness/Print Name:

MORAN:

Thomas J. Moran, Jr.

Witness/Print Name:

Witness/Print Name:

Exhibit E

Signature Page (Louisiana)

SCHEDULE 1

Schedule 1 to Exhibit E (Louisiana)

EXHIBIT F

FORM OF GUARANTY

This GUARANTY (this “Guaranty”) dated as of                     , 2006, is made by Thomas J. Moran, Jr. (the “Guarantor”), in favor of Ruth’s Chris Steak House, Inc., a Delaware corporation (“RCSH”) and, if applicable, one or more affiliates to whom it may assign its purchase rights under the Asset Purchase Agreement before closing including, without limitation, RCSH Operations, L.L.C., a Louisiana limited liability company (“RCSH LCC”) and RCSH Operations, Inc., a California corporation (“RCSH Inc.”) (collectively, RCSH, its assignees, RCSH LLC and RCSH Inc. being referred to hereinafter as the “Purchaser”).

RECITALS

A. The Guarantor is the sole equity owner of the following entities: Prime Steak – Chicago, Inc., a Louisiana corporation; Prime Steak – Detroit, Inc., a Louisiana corporation; T. J. Moran and Associates, Inc., a Louisiana corporation; Prime Steak – Memphis, Inc., a Tennessee corporation and Bekmet, Inc., a Tennessee corporation and the Guarantor owns a 99% membership interest in each of the following entities (T.J. Moran and Associates, Inc. owns a 1% membership interest): Prime Steak – Troy, L.L.C., a Louisiana limited liability company; Prime Steak – Jacksonville, L.L.C., a Louisiana limited liability company; Prime Steak – Northbrook, L.L.C., a Louisiana limited liability company; Prime Steak – Ponte Vedra, L.L.C., a Louisiana limited liability company; (each of the above corporations and limited liability companies is hereafter referred to as a “Seller” and collectively with the Guarantor, the “Sellers”).

B. Pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) between Purchaser and the Sellers, the Sellers have sold to the Purchaser certain Assets as described in the Asset Purchase Agreement.

C. The Purchaser has required, as a condition to consummation of the transactions contemplated by the Asset Purchase Agreement, the execution of this Guaranty by the Guarantor.

NOW, THEREFORE, for and in consideration of inducing the Purchaser to enter into the Asset Purchase Agreement and other good and valuable consideration, the Guarantor hereby covenants and agrees with the Purchaser as follows:

Section 1. Incorporation of Recitals; Defined Terms. The foregoing recitals are incorporated herein by this reference. Capitalized terms used in this Guaranty without definition shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

Section 2. Guaranty of Payment and Performance. The Guarantor hereby unconditionally and irrevocably personally guarantees, to the Purchaser, the punctual payment and performance when due, of the Sellers’ obligations which are dischargeable in a commercially reasonable manner through the payment of money (collectively, the “Obligations”) under the Asset Purchase Agreement, specifically including the Obligations set forth in Section 11.1 of the Asset Purchase Agreement. The Guarantor agrees that this Guaranty is a present and

Exhibit F

continuing guaranty of payment and not of collectibility, and that the Purchaser shall not be required to prosecute collection, enforcement or other remedies against the Sellers, any other guarantor of the Obligations or any other Person, or to enforce or resort to any collateral securing the Obligations or other rights or remedies pertaining thereto, before calling on the Guarantor for payment or performance. The Guarantor agrees that if, for any reason, the Sellers shall fail or be unable to pay or perform, punctually and fully, any of the Obligations, the Guarantor shall pay such obligations to the Purchaser or perform such Obligations in full within 5 calendar days of the Purchaser’s written demand. The Guarantor agrees that one or more successive actions may be brought against the Guarantor as often as the Purchaser deems advisable, until all of the Obligations are paid and performed in full.

Section 3. Continuing Guaranty. The Guarantor agrees that the obligations of the Guarantor pursuant to Section 2 above shall be primary obligations, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that the Guarantor may have against the Sellers (other than the defense that the Obligations have already been paid or performed), any other guarantor of the Obligations or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by any circumstance or condition (whether or not the Guarantor shall have any knowledge thereof), including without limitation:

(a) any amendment, modification, extension, or other change in the Asset Purchase Agreement;

(b) any furnishing, exchange, substitution or release of any collateral for the Obligations, or any failure to perfect any lien on any of such collateral;

(c) any failure, omission or delay on the part of the Sellers or the Guarantor to conform or comply with any term of the Asset Purchase Agreement;

(d) any waiver, compromise, release, settlement or extension of time of payment or performance or observance of any of the obligations or agreements contained in the Asset Purchase Agreement;

(e) any action or inaction by the Sellers under or in respect of the Asset Purchase Agreement, any failure, lack of diligence, omission or delay on the part of the Sellers to enforce, assert or exercise any right, power or remedy conferred on the Sellers in the Asset Purchase Agreement, or any other action or inaction on the part of the Sellers;

(f) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshaling of assets and liabilities or similar events or proceedings with respect to the Sellers or the Guarantor, as applicable, or any of their respective property or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding including, without limitation, any proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended (the “Bankruptcy Code”);

Exhibit F

(g) any merger or consolidation of any of the Sellers into or with any person or entity, or any sale, lease or transfer of any of the assets of the any of the Sellers to any other person or entity;

(h) any change in the ownership of the equity of the Sellers or any change in the relationship between the Sellers or the Guarantor, or any termination of any such relationship;

(i) any release or discharge by operation of law of the Sellers or any other guarantor of the Obligations from any obligation or agreement contained in the Asset Purchase Agreement; or

(j) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against the Sellers or the Guarantor.

Section 4. Limitations. This Guaranty will be effective for a period of twelve (12) months from the Closing (as defined in the Asset Purchase Agreement) and is limited to the amount of One Million and No/100 Dollars ($1,000,000.00).

Section 5. Certain Waivers. The Guarantor unconditionally waives, to the extent permitted by law, (i) notice of any of the matters referred to in Section 3 above, (ii) all notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against the Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of non-payment and notice of any default or any event of default (except to the extent that the Guarantor is entitled to such notice pursuant to Section 2 of this Guaranty), (iii) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under the Asset Purchase Agreement.

Section 6. Representations and Warranties. The Guarantor represents and warrants to the Purchaser that (a) the Guarantor has a financial interest in each of the Sellers, and (b) the Guarantor has examined the Asset Purchase Agreement as executed and delivered prior to or on the date hereof.

Section 7. Reinstatement. The obligations of the Guarantor pursuant to this Guaranty shall continue to be effective or automatically be reinstated, as the case may be, subject to Section 4 above, if at any time payment of any of the Obligations is rescinded or otherwise must be restored or returned by the Purchaser upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Guarantor, the Sellers or any other guarantor of the Obligations or otherwise, all as though such payment had not been made.

Section 8. Successors and Assigns. This Guaranty shall inure to the benefit of the Purchaser and its respective successors and assigns. This Guaranty shall be binding on the Guarantor, and the heirs, successors and assigns of the Guarantor, and shall continue in full force and effect until all of the Obligations are paid and performed in full, subject to Section 4 above.

Exhibit F

Section 9. No Waiver of Rights. No delay or failure on the part of the Purchaser to exercise any right, power or privilege under this Guaranty shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstance.

Section 10. Modification. The terms of this Guaranty may be waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

Section 11. Costs and Expenses. The Guarantor agrees to pay on demand all costs and expenses incurred by or on behalf of the Purchaser (including, without limitation, reasonable attorneys’ fees and expenses) in enforcing the obligations of the Guarantor under this Guaranty.

Section 12. Joinder. The Guarantor agrees that any action to enforce this Guaranty may be brought against the Guarantor without any joinder of the Sellers or any other guarantor of the Obligations in such action.

Section 13. Severability. If any provision of this Guaranty is deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any court or other governmental authority, this Guaranty shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provision hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

Section 14. Notices. Unless otherwise specifically provided herein, any notice or communication required or permitted to be given shall be provided in accordance with the Asset Purchase Agreement.

Section 15. Taxes and Set-off by the Guarantor. All payments to be made by the Guarantor hereunder will be made without set-off or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever.

Section 16. APPLICABLE LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 17. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE JUDICIAL DISTRICT FOR PALM BEACH COUNTY, STATE OF FLORIDA OR FEDERAL COURT OF THE UNITED

Exhibit F

STATES LOCATED IN THE SOUTHERN DISTRICT OF FLORIDA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE GUARANTOR IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY WILL BE BROUGHT, HEARD AND DETERMINED IN SUCH FLORIDA STATE COURT, OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

ONLY IF THE GUARANTOR REFUSES TO ACCEPT SERVICE OF PROCESS OR THE PURCHASER IS OTHERWISE UNABLE TO EFFECT SERVICE OF PROCESS ON THE GUARANTOR FOR A PERIOD OF TEN OR MORE CALENDAR DAYS AFTER SERVICE IS FIRST ATTEMPTED TO BE MADE, THE GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THE GUARANTOR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE GUARANTOR, AT THE ADDRESS SET FORTH IN THE ASSET PURCHASE AGREEMENT FOR NOTICES TO THE SELLERS AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 18. WAIVER OF JURY TRIAL. THE GUARANTOR AND THE PURCHASER EACH HEREBY WAIVES HIS, HER OR ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. THE GUARANTOR AND THE PURCHASER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS GUARANTY AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE GUARANTOR AND THE PURCHASER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

[Signatures on following page]

Exhibit F

IN WITNESS WHEREOF, the Guarantor and the Purchaser have executed this Guaranty as of the date first above written.

GUARANTOR:

Thomas J. Moran

PURCHASER:

Ruth’s Chris Steak House, Inc., a Delaware corporation

By:
Name:
Title:

Exhibit F

Signature Page

EXHIBIT G

CONSENT AGREEMENT

This Consent Agreement dated as of                     , 2006, is by and among Ruth’s Chris Steak House, Inc., a Delaware corporation (the “Company”), Thomas J. Moran, a person of the full age of majority and who is domiciled in Palm Beach County, Florida (“Mr. Moran”), and each of the following legal children of Mr. Moran and Lois Alice Burke Moran (“Ms. Moran”) namely, Erin Sue Moran Thrash, a person of the full age of majority and who is domiciled in Spicewood, Texas, Elizabeth Butterfield Moran Vance, a person of the full age of majority and who is domiciled in Bay City, Texas, Megan Kathleen Moran, a person of the full age of majority and who is domiciled in Cumming, Georgia, Kathleen Andrews Moran Jensen, a person of the full age of majority and who is domiciled in Alpharetta, Georgia and Burke Thomasson Moran, a person of the full age of majority and who is domiciled in Livingston, Montana (collectively, the “Moran Children”).

RECITALS:

A. Mr. Moran and Ms. Moran were married on or about July 9, 1955 in Milwaukee, Wisconsin.

B. Pursuant to that certain Matrimonial Regime Agreement entered into on October 17, 2005 (the “Matrimonial Regime Agreement”), Mr. Moran and Ms. Moran established a regime of separation of property as allowed by Louisiana Civil Code Article 2370 et seq..

C. Pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), the Company, Mr. Moran, and certain entities directly or indirectly owned 100% by Mr. Moran, agreed that, subject to the terms and conditions set forth therein, the Company or its designee shall purchase the assets and properties set forth on Schedule 1 hereto (the “Purchased Assets”) and contemporaneous with the execution and delivery of this Consent ownership and possession of the Purchased Assets shall be conveyed and delivered to the Company or its designees or assignees.

D. As a condition to consummating the transactions contemplated by the Asset Purchase Agreement and its obligation to purchase the Purchased Assets, the Company requires Mr. Moran and the Moran Children (collectively, the “Moran Parties”) to execute and deliver this Consent to the Company.

NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

(1) Consent and Release. Each of the Moran Children hereby consents to the sale of the Purchased Assets to the Company or its designees or assignees and as to the Company, the subsidiaries and affiliates of the Company and each of their respective officers, directors, employees and agents (collectively, the “Company Parties”), each of the Moran Children hereby (a) releases, disclaims, and quitclaims any and all rights, interests and benefits which any of them

Exhibit G

has or may have in and to the Purchased Assets, including, without limitation, any and all such rights, interests and benefits in respect of the Purchased Assets arising under or in connection with the Matrimonial Regime Agreement, and each of the Moran Children acknowledge and agree that 100% of the ownership interest in the Purchased Assets is held by the Company or its designees or assignees, free and clear of any claim by them, and (b) releases and forever discharges any and all claims, demands, rights of action which each of them may have against any of the Company Parties with respect to the Purchased Assets and the sale thereof in accordance with the terms and conditions of the Asset Purchase Agreement.

(2) Representations and Warranty. Each of the Moran Parties represents and warrants to the Company, that, to the best of their knowledge, there are no other children of Mr. Moran and Ms. Moran. Mr. Moran represents and warrants to the Company (a) that he has been married only one time and then to Ms. Moran and (b) the Matrimonial Regime Agreement has not been amended, supplemented or otherwise modified since the date it was entered into.

(3) Severability. Whenever possible, each provision of this Consent shall be interpreted in such a manner as to be effective and valid under Louisiana law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Consent.

(4) Governing Law. This Consent shall in all respects be construed in accordance with and governed by the substantive laws of the State of Louisiana without reference to its choice of law rules.

(5) Counterparts. This Consent may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Signatures appear on the following page.]

Exhibit G

IN WITNESS WHEREOF, each of the parties hereto has caused this Consent to be executed as of the date first above written.

RUTH’S CHRIS STEAK HOUSE, INC.

By:
Name:
Title:

Thomas J. Moran, Jr.

Erin Sue Moran Thrash

Elizabeth Butterfield Moran Vance

Megan Kathleen Moran

Kathleen Andrews Moran Jensen

Burke Thomasson Moran

Exhibit G

Signature Page